SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION
CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.   )

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BAIRNCO CORPORATION
(Name of Registrant as Specified in Its Charter)

BAIRNCO CORPORATION
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED JANUARY 11, 2007

          , 2007

Dear Fellow Stockholder:

On June 22, 2006, Steel Partners, L.P. (“Steel Partners”), through a wholly owned subsidiary BZ Acquisition Corp., announced an unsolicited tender offer to purchase all of the issued and outstanding common stock of Bairnco Corporation for $12.00 per share in cash, without interest, subject to a number of significant conditions (the “Offer”).

After a thorough review of this Offer, Bairnco’s existing strategic business plan, and other strategic alternatives, the Company’s Board of Directors determined that the Offer is inadequate, opportunistic and not in the best interests of all of the Company’s stockholders. Accordingly, the Company’s Board has recommended that you reject the Offer and not tender your shares.

Protect Your Interests — Do Not Support Steel Partners

We strongly urge you to reject Steel Partners’ efforts to replace your Board. As part of its plan to acquire Bairnco at a price that the Board of Directors has determined to be inadequate and not in the best interests of all of Bairnco’s stockholders, Steel Partners recently commenced a process to solicit your written consents to take control of your Board by removing the directors that you have elected and replacing them with a slate of nominees that have been handpicked by Steel Partners.

A Vote for Steel Partners’ Nominees Simply Supports Their Self-Motivated Agenda

The Company’s existing Board of Directors is open-minded, independent and far better suited to act in the best interests of ALL the Company’s stockholders than Steel Partners’ slate of handpicked nominees. Your current Board has always upheld its fiduciary duty to act in your best interests and will continue to do so. There is no guarantee that Steel Partners’ slate of nominees would act in a similar manner — and we believe it is highly unlikely. In essence, a vote for Steel Partners’ slate of nominees is a vote to give away control of the Company without getting a “control premium,” or an adequate price for your stock.

The Offer Dramatically Undervalues Bairnco

The Board believes that Steel Partners’ $12.00 per share Offer dramatically undervalues Bairnco and would deny stockholders value that is rightfully yours:

•	Management has undertaken significant value-enhancing initiatives over the last year that are expected to increase annual EBITDA for 2007 by $ to $ million, or approximately % to % over 2006 annual EBITDA (see financial note below). Steel Partners’ Offer does not reflect this increase in value.

•	These initiatives include product and marketing programs that are driving positive sales trends in our Arlon Electronic Materials and Kasco divisions, the successful start-up of a new production facility in China, ongoing cost reduction programs, and the acquisition of Atlanta SharpTech, which is expected to be accretive to earnings in the fourth quarter of 2006 and in 2007.

•	The benefits of these initiatives have already begun to bear fruit, with the Company’s 2006 earnings per share increasing % over 2005 to $ per share; the Company has also previously announced increased earnings guidance for 2007 in the range of $1.05 to $1.20.

•	The price-earnings multiples implied by the $12.00 Offer further illustrate the inadequacy of Steel Partners’ Offer, which not only fails to reflect current market values but also lacks a control premium. The Offer represents valuation multiples of 10.0 to 11.4 times Bairnco’s expected 2007 EPS of $1.05 to $1.20, as compared to average multiples of [19.1] and [18.4] times projected 2007 earnings for companies in the S&P 600 Small Cap and Russell 2000 indices.

•	Steel Partners’ $12.00 per share Offer is well below Bairnco’s current trading price levels, over 12% lower than a recent 52-week high, and even represents a discount to the stock’s 52-week high prior stock price prior to Steel Partners’ initial announcement on June 15, 2006.

Note:  All earnings and net income numbers exclude the impact of professional fees related to the Offer and Steel Partners’ consent solicitation and a tax benefit from an increased basis for income tax accounting purposes in certain real property and related improvements booked during the third quarter of 2006.

We urge you to protect your investment in Bairnco and reject Steel Partners’ efforts to take control of your Company. In order to do so, do not sign Steel Partners’ gold consent card. If you have previously signed a gold consent card, you may revoke that consent by signing, dating and mailing the enclosed WHITE Consent Revocation Card immediately. Finally, even if you have not signed Steel Partners’ consent card, you can show your support for your Board by signing, dating and mailing the enclosed WHITE Consent Revocation Card. Regardless of the number of shares you own, your revocation of consent is important. Please act today.

We appreciate your continued support.

On Behalf of the Board of Directors,

Sincerely,

Luke E. Fichthorn, III,
Chairman and CEO
Bairnco Corporation

If you have any questions about revoking any consent you may have previously granted or require assistance, please call:

17 State Street — 10th Floor
New York, NY 10004
Banks and Brokers Call 212.440.9800
All others call Toll-Free 1.866.695.6077

          , 2007

CONSENT REVOCATION STATEMENT
BY THE BOARD OF DIRECTORS OF BAIRNCO CORPORATION
IN OPPOSITION TO
A CONSENT SOLICITATION BY STEEL PARTNERS II, L.P.
AND BZ ACQUISITION CORP.

This Consent Revocation Statement is furnished by the Board of Directors (the “Board”) of Bairnco Corporation, a Delaware corporation (the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), and associated preferred stock purchase rights, in connection with your Board’s opposition to the solicitation of written stockholder consents by Steel Partners II, L.P., a Delaware limited partnership (“Steel Partners”), and its wholly-owned subsidiary, BZ Acquisition Corp., a Delaware corporation (“BZA,” and all references to Steel Partners herein shall be deemed to include BZA, where appropriate).

On June 22, 2006, Steel Partners announced an unsolicited tender offer to purchase all of the issued and outstanding Common Stock, and associated preferred stock purchase rights, of the Company for $12.00 per share in cash, without interest, subject to certain conditions (the “Offer”). After a thorough review of the Offer, an exploration of strategic alternatives available to the Company and an examination of Company’s existing strategic business plan, the Company’s Board has determined that the Offer is inadequate and not in the best interests of the Company’s stockholders (other than Steel Partners and its affiliates). Accordingly, the Company’s Board has recommended that you reject the Offer and not tender your shares.

Now, Steel Partners is trying to take control of your Board and the Company by asking you to remove the directors that you elected at the 2006 Annual Meeting of Stockholders on April 20, 2006 and replace them with a slate of nominees handpicked by Steel Partners for the purpose of furthering its unsolicited tender offer. Specifically, Steel Partners is asking you to: (i) remove, without cause, all of the current directors of the Company elected on April 20, 2006; (ii) replace your directors with Steel Partners’ own handpicked nominees; and (iii) amend certain provisions of the Company’s Amended and Restated Bylaws (the “Bylaws”). Steel Partners has stated in its consent solicitation filed with the Securities and Exchange Commission (the “SEC”) that all of its nominees will, subject to their fiduciary duties, remove the obstacles to the consummation of the Offer.

Your directors were selected for nomination through processes implemented by the Board in keeping with good corporate governance practices. In contrast, Steel Partners’ nominees have been handpicked by Steel Partners, and Steel Partners has no duty to act in the best interests of the Company’s other stockholders.

Your Board unanimously opposes the solicitation by Steel Partners. Your Board, four out of five members of which are independent directors within the meaning of the New York Stock Exchange’s listing standards, is committed to acting in the best interests of all of the Company’s stockholders and is better able to act in the best interests of all Company stockholders than Steel Partners’ slate of handpicked nominees.

This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to stockholders on or about          , 2007.

Your Board urges you not to sign any gold consent card sent to you by Steel Partners but instead to sign and return the WHITE card included with these materials.

If you have previously signed and returned the gold consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the gold consent card, we urge you to mark the “REVOKE CONSENT” boxes on the enclosed WHITE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, your consent revocation is important. Please act today.

If your shares are held in “street name,” only your broker or your banker can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a WHITE Consent Revocation Card on your behalf today.

In accordance with Delaware law and the Company’s Bylaws, on          , 2007, the Board set          , 2007 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to Steel Partners’ consent solicitation. The Company will be soliciting consent revocations from stockholders of record as of the Record Date and only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to Steel Partners’ consent solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

17 State Street — 10th Floor
New York, NY 10004
Banks and Brokers Call 212.440.9800
All others call Toll-Free 1.866.695.6077

FORWARD-LOOKING STATEMENTS

Certain statements made in this Consent Revocation Statement, other reports, filings with the SEC, press releases, conferences, or otherwise indicating the Company’s, the Board’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to: changes in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Company’s manufacturing costs; changes in the product mix; changes in the pricing of the products of the Company or its competitors; the market demand and acceptance of the Company’s existing and new products; the impact of competitive products; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Company is self-insured.

While the Company periodically reassesses material trends and uncertainties affecting the Company’s results of operations and financial condition in connection with its preparation of its filings, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

DESCRIPTION OF THE STEEL PARTNERS CONSENT SOLICITATION

As set forth in its definitive consent solicitation materials filed with the SEC, Steel Partners is asking you to consent to the following proposals:

•	Proposal 1 — Remove, without cause, the members currently serving on your Board of Directors, who were duly elected at the 2006 Annual Meeting of Stockholders held on April 20, 2006;

•	Proposal 2 — Amend Section 2 of Article III of the Bylaws to fix the number of directors serving on the Board at five (5);

•	Proposal 3 — Amend Section 2 of Article III of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of Bairnco may not be filled by the directors and shall only be filled by the stockholders of Bairnco; and

•	Proposal 4 — Elect the following individuals, who have been handpicked by Steel Partners, to serve as directors of the Company: Warren G. Lichtenstein, Hugh F. Culverhouse, John J. Quicke, Anthony Bergamo and Howard M. Leitner.

We believe that Steel Partners’ proposals have a single purpose: to remove all obstacles to Steel Partners’ consummation of the Offer, which the Board has determined to be inadequate and not in the best interests of all of the Company’s stockholders.

REASONS TO REJECT STEEL PARTNERS’ CONSENT SOLICITATION PROPOSALS

Steel Partners’ proposals, if approved, would likely divert the Company from the continued execution of its current business strategy, which the Board believes will produce values for the Company well in excess of those implicit in the Offer or any other viable strategic alternative. The proposals are intended to sweep away obstacles to Steel Partners’ attempts to acquire the Company at a grossly inadequate price. After a thorough review of the Offer, the exploration of strategic alternatives and an examination of Company’s existing strategic business plan with its financial and legal advisors, your Board, at meetings held on July 6, 2006, July 28, 2006, September 27, 2006 and December 27, 2006, has concluded that the Offer is inadequate and not in the best interests of the Company’s stockholders (other than Steel Partners and its affiliates). Steel Partners has stated in its consent statement filed with the SEC that all of its nominees will, subject to their fiduciary duties, remove the obstacles to the consummation of the Offer.

Your Board opposes the solicitation by Steel Partners for the following reasons:

The Offer is Inadequate

The Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “Schedule 14D-9”), initially filed with the SEC on July 6, 2006, which contains your Board’s recommendation that the Company’s stockholders reject the Offer and not tender shares to Steel Partners. The Schedule 14D-9 discloses that your Board has determined on multiple occasions that the Offer is financially inadequate, does not reflect the long-term value inherent in the Company, does not adequately compensate the Company’s stockholders for transferring control of the Company to Steel Partners and is not in the best interests of the Company’s stockholders (other than Steel Partners and its affiliates). In reaching its conclusion and making its recommendation, your Board consulted with management of the Company and its financial and legal advisers, and took into account numerous factors described in the Schedule 14D-9, including the inadequacy opinion (the “Lazard Opinion”) delivered to the Company on July 6, 2006 by Lazard Frères & Co. LLC (“Lazard”). The Company has substantially improved performance and projected performance since the Board, based in part on the Lazard Opinion, unanimously made the determination that the Offer was inadequate and not in the best interests of the Company’s stockholders (other than Steel Partners and its affiliates) on July 6, 2006. Despite the Company’s improved performance in 2006 and projected performance for 2007 and the Board’s willingness to consider reasonable offers to acquire the Company, Steel Partners has remained stubbornly committed to acquiring the Company at an unreasonably low price.

Complete information about your Board’s recommendation as to the Offer is contained in the Schedule 14D-9, which is available, along with any amendments thereto, including exhibits, without charge on the SEC’s web site at www.sec.gov or at the Company’s web site at www.bairnco.com.

Your Board Remains Focused on the Implementation of the Company’s Strategic Plan

In 2002, the Company initiated a strategic program focusing each of the Company’s business units on two goals: becoming low cost producers in the long term while at the same time continuing to invest in marketing and product development to grow new product and service revenues. In the ensuing years, in connection with these goals, the Company embarked on three key strategic initiatives: (i) consolidating Arlon industrial products from three plants into a single new facility in Texas, (ii) relocating Kasco’s manufacturing operations to Mexico, and (iii) establishing a new manufacturing facility for Arlon Electronic Materials in China. The vast majority of expenses associated with these initiatives are in the past and these initiatives are now beginning to bear substantial fruit.

In the Arlon Electronic Materials segment, strong 2006 sales growth of approximately $      and operating leverage resulted in improved margins, despite China plant startup expenses of $      million and a China loss of $      in the fourth quarter due to the late start up with limited operations. The China plant will be ramping up production in the first quarter 2007 with accompanying planned United States redundancy costs to begin being eliminated during that time. This, combined with recently implemented average price increases of     %, are expected to contribute to operating profit increases in the Arlon Electronic Materials segment in the range of $      to $      million in 2007.

Arlon Coated Materials 2006 results featured flat sales, though with strong growth in digital print products. Graphics business margins declined as corporate re-imaging business was replaced by lower margin print products. The industrial products business in San Antonio posted scrap, plant efficiency, and other cost savings improvements of $      million. In 2007, it is anticipated that this business will benefit from the full-year impact of $      million in annualized cost reductions implemented in the fourth quarter of 2006, along with continued plant-level improvements and increased sales. For 2007, the graphics business is expected to continue to show strong sales growth in digital print products. Graphics margins are expected to be generally stable, despite the continued growth of lower margin digital print products, as a result of recently implemented average price increases of approximately     %, volume-driven plant efficiencies, and targeted materials cost reduction efforts. The Company expects the Arlon Coated Materials segment operating profit to increase in the range of $      to $      million in 2007.

For Kasco, 2006 reflected modest sales growth from increasing service revenue. Effective October 1, 2006, the Company, through its wholly-owned subsidiary Kasco Corporation, acquired Atlanta SharpTech which delivered revenue of $      million in fourth quarter revenue. In addition, 2006 segment operating profit benefited from the absence of $      million in move and relocation costs associated with the production operations move to Mexico in 2005. The SharpTech acquisition was accretive in the fourth quarter of 2006, and is expected to remain accretive to earnings in 2007. On the first day of the acquisition, the Company implemented cost savings equal to $      million on an annualized basis, and additional cost savings will result as the Kasco and Atlanta SharpTech integration continues. In addition, 2007 results are expected to reflect the full year benefit of lower costs and improved scrap and efficiency in the Mexican operations and continued improvements in European operations. The Company expects operating profit to increase in the range of $      to $      million in 2007.

The benefits of the Company’s strategic initiatives initiated by your Board have already begun to become evident. The Company’s 2006 earnings per share were $      (excluding the impact of professional fees related to the Offer, the Steel Partners’ consent solicitation and a tax benefit from an increased basis for income tax accounting purposes in certain real property and related improvements booked during the third quarter of 2006), an increase of $     from 2005. The Company also increased its guidance for 2007 as a result of positive trends in the business and the Atlanta SharpTech acquisition, with earnings per share now in the range of $1.05 to $1.20 (excluding the impact of professional fees related to the Offer and the Steel Partners’ consent solicitation).

The Company’s current strategic plan, which is more fully described in the Schedule 14D-9, has delivered substantial value to the Company’s stockholders in 2006 and should deliver substantial additional value in 2007 and beyond.

Your Board Knows the Company

Your Board has an understanding of and familiarity with the Company’s business, financial condition, current business strategy and future prospects and believes that these have not been fully reflected in the Company’s results of operations or share price. Your current directors have over fifty years of combined experience serving on your Board and have an intimate knowledge of the industry in which the Company operates. In contrast, Steel Partners and their handpicked nominees do not have the same familiarity with the Company as the Board and have demonstrated that their goal is not to enhance the value of the Company but to acquire the Company at an unreasonably low price for their own benefit. Even if the Company’s stockholders consent to the replacement of the existing Board with Steel Partners’ nominees, Steel Partners will not be obligated to consummate the Offer unless a number of conditions are satisfied or waived by Steel Partners. There is no way to be certain that Steel Partners’ nominees would have the ability or incentive to manage the Company and enhance its value for the benefit of all of its stockholders in the event that your Board is replaced by the consent of the Company’s stockholders and the Offer is not consummated.

Steel Partners’ Nominees have Conflicts of Interest

While the Steel Partners nominees, if elected, would have certain fiduciary obligations under Delaware law to the Company and its stockholders, your Board expects that Steel Partners’ nominees could act in furtherance of the interests of Steel Partners. In particular, if the Steel Partners’ nominees are elected as your directors, conflicts of interests are inevitable and would be detrimental to the interests of the Company and its stockholders. Given that it is in Steel Partners’ financial interest to acquire the Company at the lowest possible cost to Steel Partners by paying an unreasonably low price for the shares, the Board questions whether the Steel Partners’ nominees would objectively evaluate the Offer, consider alternatives to the Offer, negotiate aggressively against Steel Partners to obtain the best value for the Company’s stockholders or take any steps to enhance the value of the Company prior to its acquisition by Steel Partners.

Four out of five of your current Board members are independent directors within the meaning of the New York Stock Exchange’s listing standards. In contrast, Warren L. Lichtenstein is the Chairman and Managing Member of Partners L.L.C, the general partner of Steel Partners and serves on the board of directors for a number of Steel Partners-owned companies, John J. Quicke is the Vice President of Steel Partners Ltd., an affiliate of Steel Partners, and serves on the board of directors of a number of Steel Partners-owned companies, Mr. Quicke,

Hugh F. Culverhouse and Howard M. Leitner are currently Board nominees in the Steel Partners tender offer and consent solicitation for control of Stratos International, and Mr. Quicke and Howard M. Leitner were both executive officers at Sequa Corporation for a number of years. It is vital that the Company continue to have in place a board of directors that will act solely in the best interests of the Company and its stockholders and not be influenced by their affiliations with Steel Partners.

Your Board Has and Will Continue to Act in the Best Interests of the Company and All of its Stockholders

Your Board has acted and will continue to act in the best interests of all of the Company’s stockholders. The Company has not taken the traditional steps that many public companies take to disable hostile takeovers and consent solicitations, such as implementing a staggered board of directors, prohibiting stockholder action by written consent and prohibiting the removal of directors without cause, precisely because the Company values input from its stockholders.

Your Board has carefully considered the Offer and other strategic alternatives available to the Company, including the continued implementation of the Company’s standalone business plan. Since June 22, 2006, when Steel Partners announced its intention to commence an unsolicited tender offer, the Board has met on nine separate occasions to discuss the Offer, the Company’s future, and which alternative provided the greatest estimated value for the Company’s stockholders. Your Board hired Lazard to assist it in developing and evaluating any and all strategic alternatives for enhancing long-term stockholder value, including a possible sale or merger of the Company. The Company, with Lazard’s assistance, undertook a broad search for viable strategic alternatives for the Company which would produce values for the Company’s stockholders in excess of the Company’s current strategic plan.

Your Board adopted a shareholder rights plan (the “Rights Plan”), on June 22, 2006 for the purpose of protecting stockholder value at a time when the Company’s stock price was depressed. Your Board instituted the Rights Plan to protect the Company’s stockholders from inadequate unsolicited offers such as the Offer. The Rights Plan does not impact in any way an attempt to vote directors out of office through a consent solicitation such as the one initiated by Steel Partners.

The Board also entered into customary change in control agreements (the “Change in Control Agreements”) with certain senior executives of the Company on June 26, 2006. The Board believed it was important to adopt the Change in Control Agreements in order to provide an incentive for executives to remain with the Company throughout the turmoil and uncertainty that an unsolicited tender offer, such as Steel Partners’ Offer, causes. The Company is a decentralized company and its management is one of its most important assets. Prior to adopting the Change in Control agreements, the Board consulted with a human resources consulting firm and determined that the terms and amounts payable under the Change of Control Agreement were reasonable and consistent with severance arrangements for executives of companies similar to the Company. The terms of the Change in Control Agreements are described in greater detail under “Executive Contracts — Change in Control Agreements” below.

The Board also approved an amendment to the Company’s Bylaws on July 10, 2006. The Bylaws now set forth procedures which will allow the Company to set a record date to accurately determine the stockholders entitled to consent to a corporate action in writing without a meeting, provide for the appointment of inspectors of elections when the Company’s stockholders elect to consent to a corporate action in writing without a meeting to ensure a prompt ministerial review of the validity of any consents and revocations delivered in connection therewith, and confirm additional details relating to written consents of stockholders as set forth in Section 228(c) of the DGCL. These changes do not adversely affect the ability of the Company’s stockholders to consent to actions in writing without a meeting.

For the foregoing reasons, the Board of Directors of the Company strongly believes that the solicitation being undertaken by Steel Partners is not in the best interests of the Company’s stockholders.

We urge stockholders to reject Steel Partners’ solicitation and revoke any consent previously submitted.

Do not delay. In order to ensure that the existing Board is able to act in your best interests, please mark, sign, date and return the enclosed WHITE consent revocation card as promptly as possible.

BACKGROUND OF THE STEEL PARTNERS OFFER

Steel Partners has been a stockholder of the Company since 1996. From time to time representatives of the Company and Steel Partners have discussed the operations of the Company and its financial performance. During one telephone call, representatives of Steel Partners spoke with Luke E. Fichthorn III, the Company’s current Chairman and Chief Executive Officer, regarding a potential strategic transaction involving the Company and another company in which Steel Partners had an interest. The Company determined that this proposed transaction would not be in the best interests of the Company’s stockholders and did not pursue the transaction.

In June 2005, the Company resumed the share repurchase program it had originally established in 1995 and from time to time thereafter repurchased its shares in the market. The Company temporarily halted its repurchase program on June 22, 2006.

In late 2005, representatives of Steel Partners called Mr. Fichthorn of the Company to discuss certain aspects of the Company’s business and operations, including the Company’s defined pension plan and general concerns related to controlling escalating medical costs.

On January 9, 2006, Warren G. Lichtenstein of Steel Partners sent a letter to the Company asking the Company’s Board to immediately adopt a resolution exempting Steel Partners from the limitations of Section 203 of the Delaware General Corporation Law (the “DGCL”) and recommending that the Board seek stockholder approval at the next annual meeting of stockholders to amend the Company’s certificate of incorporation to elect not to be governed by Section 203 of the DGCL. Section 203 of the DGCL, which is intended to aid boards of directors in protecting stockholders of Delaware companies from inadequate or coercive hostile offers, generally prohibits a Delaware company from entering into certain business combinations with an “interested stockholder” (a stockholder owning in excess of 15% of a company’s outstanding shares) for a period of three years unless the stockholder obtained approval from the board of directors prior to crossing the 15% threshold.

On January 26, 2006, at the Company’s regularly scheduled Board of Directors’ meeting, the Board reviewed Steel Partners’ letter of January 9, 2006 and discussed Steel Partners’ request. After careful consideration and consultation with outside counsel, the Board determined that allowing Steel Partners to purchase shares in excess of the threshold set by Section 203 of the DGCL and pursuing action to cause the Company not to be governed by Section 203 of the DGCL were not in the best interests of all of the Company’s stockholders.

On January 31, 2006, Mr. Fichthorn of the Company sent a letter to Mr. Lichtenstein of Steel Partners informing him of the Board’s decision and explaining the reasoning behind the Board’s decision. The Company therefore did not approve further purchases by Steel Partners and did not seek to amend the Company’s certificate of incorporation, and Steel Partners did not press these issues any further with the Company.

In March 2006, representatives of Steel Partners asked to visit certain of the Company’s facilities and the Company agreed to accommodate this request.

In April 2006, in response to Steel Partners’ earlier request, the Company arranged for representatives of Steel Partners to visit certain Company facilities. Representatives of Steel Partners toured the Company’s Arlon Electronic Materials facility located in Rancho Cucamonga, California and its Arlon Coated Materials facility located in Santa Ana, California.

After the site visits in April 2006, the Company had no further contact with Steel Partners until June 15, 2006.

On June 15, 2006, a representative of Steel Partners telephoned Mr. Fichthorn to inform him that Steel Partners had sent a letter regarding the proposed Offer and had issued a press release to that effect. Later that day, Mr. Fichthorn of the Company received a letter from Mr. Lichtenstein of Steel Partners indicating Steel Partners’ intention to commence the Offer.

Later in the day on June 15, 2006, Steel Partners issued a press release announcing its intention to commence a tender offer.

On June 16, 2006, the Company issued a press release cautioning the Company’s stockholders against taking any premature action and stating that the Board would make a recommendation to the stockholders with respect to the Offer in a timely manner.

On June 19, 2006, the Board held a special meeting by telephone. The Board, together with Debevoise & Plimpton LLP (“Debevoise”), its legal counsel, reviewed Steel Partners’ proposed offer, discussed its implications under the DGCL and considered the possibility of pursuing strategic alternatives and implementing a shareholder rights plan. The Board also determined to retain Richards Layton & Finger, P.A., as special Delaware counsel.

On June 22, 2006, Steel Partners issued a press release announcing the commencement of the Offer and Steel Partners and the Offeror filed a Tender Offer Statement on Schedule TO (together with the exhibits, amendments and supplements thereto, the “Schedule TO”), commencing the Offer.

Later in the day on June 22, 2006, the Board met in person to discuss the Offer. At the Board meeting, the Board formally retained Lazard as its financial adviser and resolved to retain Georgeson Inc. (“Georgeson”) as its information agent and Citigate Sard Verbinnen LLC (“CSV”) as its public relations adviser. Representatives of Debevoise reviewed with the Board its fiduciary duties. Representatives of Lazard reviewed with the Board the financial terms of the Offer and discussed its preliminary views as to possible courses of action available to the Company. Recognizing that it is in the best interests of the Company’s stockholders for the Board to have sufficient time to carefully evaluate the Offer and possible alternatives, including the Company’s existing strategic plan, and to protect the Company’s stockholders against potentially inadequate or coercive offers, the Board considered adopting a shareholder rights plan. Representatives of Debevoise and Lazard reviewed with the Board the terms and conditions of the proposed Rights Plan. After lengthy discussions with its advisers, the Board approved the Rights Plan.

On June 22, 2006, the Company issued a press release announcing its adoption of the Rights Plan and the retention by the Company of Lazard as its financial adviser and Debevoise as its legal adviser.

On June 26, 2006, Steel Partners issued a press release reacting to the Company’s adoption of the Rights Plan, and Steel Partners and the Offeror filed an amendment to the Schedule TO amending the terms of the Offer to include a new condition requiring the redemption of the rights or inapplicability to the Offer of the rights.

On June 26, 2006, to provide an incentive for management to continue working for the Company in light of the uncertainty created by Steel Partners’ Offer, the Company entered into the Change in Control Agreements with certain senior executives of the Company, including Kenneth L. Bayne, Larry C. Maingot, Larry D. Smith, Daniel T. Holverson, Elmer G. Pruim, Robert M. Carini, Brian E. Turner and Morgan Ebin. Each Change in Control Agreement entitles the executive to severance benefits if his employment with the Company is terminated within 24 months of a change in control of the Company, unless such termination is (i) due to death or retirement, (ii) by the Company for cause or due to disability, or (iii) by the executive without good reason. The Change in Control Agreements also commit the executives to remain employed with the Company in the event of a tender or exchange offer until such offer has been terminated or a change in control has occurred.

On July 6, 2006, Bairnco sent a letter to Steel Partners’ outside legal counsel setting forth a list of 19,300 stock options and 16,000 shares of restricted stock that the Board had granted to certain new hires and other employees of the Company with high potential who had become eligible for restricted stock awards on June 22, 2006.

On July 6, 2006, the Board met to discuss the Offer. Representatives of Debevoise reviewed with the Board the terms and conditions of the Offer and the directors’ fiduciary duties, and representatives of Lazard reviewed with the Board the financial terms of the Offer and reviewed and discussed various financial analyses. Representatives of Lazard also provided to the Board its oral opinion, confirmed in writing on the same day, to the effect that, as of July 6, 2006 and subject to the qualifications and limitations set forth in the Lazard Opinion, the consideration being offered by Steel Partners to the holders of the shares pursuant to the Offer is inadequate from a financial point of view to such holders (other than Steel Partners and its affiliates). Following this review and discussion by the Board of numerous relevant factors, the Board unanimously made the determination and recommendation that the Offer was inadequate and not in the best interests of the Company’s stockholders (other than Steel Partners and its affiliates). The Board also took action to delay the distribution date with respect to the rights granted pursuant to the Rights Plan.

In the afternoon on July 6, 2006, Mr. Fichthorn of the Company sent Mr. Lichtenstein of Steel Partners a letter providing him with the Company’s press release relating to the Offer.

On July 10, 2006, the Board amended the Company’s By-Laws to set forth procedures which will allow the Company to (i) set a record date to accurately determine the stockholders entitled to consent to a corporate action in writing without a meeting, (ii) provide for the appointment of inspectors of elections when the stockholders elect to consent to a corporate action in writing without a meeting to ensure a prompt ministerial review of the validity of any consents and revocations delivered in connection therewith and (iii) confirm additional details relating to written consents of stockholders as set forth in Section 228(c) of the DGCL.

On July 21, 2006, Steel Partners extended the expiration date of the Offer to 5:00 P.M., New York City time, on August 9, 2006.

On July 24, 2006, the Board held a special meeting by telephone. The Board reviewed the status of the Offer with its advisers, Debevoise and Lazard, and discussed the tender results related to the Offer as of July 20, 2006. Representatives of Lazard reviewed with the Board other strategic alternatives available to the Company, including the possible sale of the Company to a strategic or financial buyer. The Board discussed the possibility of exploring strategic alternatives in addition to pursuing the Company’s strategic plan. The Board agreed to meet on July 28, 2006, to further discuss the alternatives and to make a decision.

On July 28, 2006, the Board held a special meeting by telephone to discuss the Offer and the Company’s strategic plan and consider whether to explore other strategic alternatives for the Company. The Board determined to maintain its recommendation that its stockholders reject the Offer as inadequate and not in the best interests of its stockholders (other than Steel Partners and its affiliates). The Board discussed the implementation of the Company’s strategic plan and affirmed its view that the continued implementation of this plan was in the best interests of all the Company’s stockholders. After further discussions with its legal and financial advisers, the Board determined to continue to implement its strategic plan and concurrently to work with Lazard to explore other strategic alternatives, including the possible sale of the Company.

Later in the day on July 28, 2006, the Company issued a press release announcing the Company’s intention to explore a variety of possible strategic alternatives, including the possible sale of the Company.

On August 10, 2006, Steel Partners extended the expiration date of the Offer to 5:00 P.M., New York City time, on September 8, 2006.

On August 18, 2006, the Board increased the quarterly cash dividend to $.07 per share, from $.06 per share.

On September 11, 2006, Steel Partners extended the expiration date of the Offer to 5:00 P.M., New York City time, on September 28, 2006.

On September 29, 2006, Steel Partners extended the expiration date of the Offer to 5:00 P.M., New York City time, on October 26, 2006.

On October 10, 2006, the Board held a special meeting by telephone to discuss the purchase from Southern Saw Holdings, Inc., a Georgia corporation, of certain assets and the assumption of certain liabilities, including trade accounts receivable, inventory, fixed assets, trade accounts payable and specific accrued expenses of Southern Saw and its affiliate, Southern Saw Service, L.P., a Georgia limited partnership (“Atlanta SharpTech”), for approximately $14.0 million (subject to purchase price adjustments) (the “Atlanta SharpTech Transaction”). The Board unanimously approved the Atlanta SharpTech Transaction.

On September 27, 2006, October 10, 2006 and October 11, 2006, the Board held special meetings to discuss with its legal and financial advisers the Company’s strategic alternatives, including a possible sale of the Company and the Company’s long term strategic plan. Lazard reported to the Board that it had contacted a large number of possible strategic and financial buyers and had provided interested parties with limited due diligence, subject to the signing of a customary confidentiality agreement. Bairnco had offered to allow Steel Partners to perform similar diligence, but Steel Partners was not willing to sign the confidentiality agreement. While some buyers expressed interest in certain of the Company’s businesses, no offers for the entire Company were forthcoming. The Board discussed the current strategic alternatives available to the Company, including the Offer, and determined that these alternatives would deliver less value potential than operating Bairnco as a standalone company. The Board reviewed the Company’s long term strategic plan and, on October 11, 2006, affirmed its view that the continued implementation of this plan was in the best interests of all the Company’s stockholders. On October 11, 2006, the Board determined to maintain its recommendation that its stockholders reject the Offer as inadequate and not in the best interests of its stockholders (other than Steel Partners and its affiliates).

Later in the day on October 11, 2006, the Company issued a press release announcing the Company’s intention to continue to implement its long term strategic plan, which it believes is in the best interests of all shareholders, and announcing the consummation of the Atlanta SharpTech Transaction.

On October 19, 2006, the Company issued a press release announcing that the Company had raised guidance for 2007 from $.95-$1.10 to $1.05-$1.20 (excluding the impact of professional fees related to the Offer and the Steel Partners’ consent solicitation) and reaffirmed 2006 guidance.

In mid-October 2006, counsel for Steel Partners and counsel for the Company had limited discussions on the terms of the confidentiality agreement but did not reach any understanding related thereto.

Between October 20 and October 26, 2006, Mr. Lichtenstein of Steel Partners and Mr. Fichthorn engaged in several conversations regarding a possible sale of the Company to Steel Partners. While Mr. Fichthorn was consistent in these conversations that $12.00 per share was an inadequate purchase price, he did state that the Company might be willing to agree to a sale at higher price that reflected the full value of the Company. At no point in these conversations did either Mr. Fichthorn or Mr. Lichtenstein make any other offer at any other price. Mr. Lichtenstein did suggest that Steel Partners might be able to offer additional value to the Company’s shareholders through the issuance of a contingent note, the value of which would be tied to future earnings of the Company. Mr. Fichthorn reviewed the idea of a contingent note with the Board and for several reasons, including in particular the difficulty of controlling and monitoring the Company’s performance following its sale to Steel Partners, structuring a transaction in this manner was rejected. During these and other conversations, Mr. Lichtenstein requested that Mr. Fichthorn ask the Board to redeem the Company’s Rights Plan and opt out of Section 203 of the DGCL. Because it was the Board’s view that its responsibility was to protect the Company’s stockholders from inadequate or coercive offers, such as the Offer, and because the very purpose of the Rights Plan and Section 203 of the DGCL was to give the Board the tools to satisfy its responsibility, Mr. Fichthorn refused this request. He indicated to Mr. Lichtenstein that he and the Board took their fiduciary duties seriously and Steel Partners was in no way prohibited from asking the Company’s stockholders, through the proxy process, to replace the current Board with directors more amenable to Steel Partners’ Offer.

On October 27, 2006, Steel Partners extended the expiration date of the Offer to 5:00 P.M., New York City time, on November 27, 2006.

On October 31, 2006, Steel Partners and the Company entered into a confidentiality agreement allowing Steel Partners to conduct a due diligence review of the Company over a 30-day period, which was subsequently extended to December 15, 2006. The terms of the confidentiality agreement also enabled Steel Partners, in the event the parties did not agree to pursue a negotiated transaction, to publicly disclose certain evaluation materials received from the Company if such materials are reasonably necessary under applicable securities laws to allow Steel Partners to continue or consummate the Offer.

Beginning on November 13, 2006, Steel Partners conducted a review of the Company’s business and historical and projected financial results, including discussions with representatives of the Company and its financial advisors.

On November 28, 2006, Steel Partners extended the expiration date of the Offer to 5:00 P.M., New York City time, on December 29, 2006.

On December 6 and December 7, 2006, representatives of Steel Partners visited the Company’s executive offices in Lake Mary, Florida. During this visit, Steel Partners’ representatives met with Mr. Fichthorn, Kenneth L. Bayne, the Company’s Chief Financial Officer, and Lawrence C. Maingot, the Company’s Corporate Controller, to discuss, among other things, the assumptions underlying the Company’s 2007 financial projections and various concerns expressed by Steel Partners relating to some of the Company’s facilities, including the Arlon Coated Materials San Antonio facility and the Kasco facility in St. Louis.

During this due diligence period, due to the Company’s concerns about the high level of turnover in June and July of 2006 as a result of the initiation of the Offer, the Company denied Steel Partners’ requests to visit the Company’s Arlon Coated Material San Antonio facility.

On December 20, 2006, representatives of Steel Partners told Mr. Fichthorn that, as a result of Steel Partners’ due diligence findings and its concerns about the Company’s ability to meet its projected financial results, Steel Partners was willing to increase the Offer price to a maximum of $12.50 per share in cash — but only if the Company was willing to enter into a mutually acceptable merger agreement with Steel Partners. Steel Partners was not willing to pay the same amount if the Company did not support the transaction. Mr. Fichthorn said that he would present Steel Partners’ proposal to the Company’s Board.

On December 21, 2006, representatives of Steel Partners had a telephone conversation with a representative of Lazard regarding Steel Partners’ proposed increase in the Offer price to $12.50 per share in cash in a negotiated transaction.

On December 27, 2006, the Board met to discuss Steel Partners’ revised offer. After discussing a financial presentation by the Company’s financial advisers, and after further discussions with its financial and legal advisers, the Board determined that Steel Partners’ $12.50 offer was inadequate and not in the interests of the Company’s stockholders, and authorized Mr. Fichthorn to reject the offer. Among the reasons for the Board’s determination was the substantially improved performance and projected performance of the Company since the Board, based in part on the Lazard Opinion, unanimously made the determination and recommendation that the Offer was inadequate and not in the best interests of the Company’s stockholders (other than Steel Partners and its affiliates) on July 6, 2006. This was due in part to the accretive acquisition of Atlanta SharpTech in October of 2006. The Board also noted that the Company’s 2006 earnings per share are expected to fall in the upper half of the guidance range of $0.56-$0.64 (excluding offer fees and tax benefit), first given in July, 2006, and that on October 19 2006, the Company raised its earnings per share guidance for 2007 to $1.05-$1.20 (excluding the impact of professional fees related to the Offer and the Steel Partners’ consent solicitation).

Later in the day on December 27, 2006, Mr. Fichthorn telephoned a representative of Steel Partners and informed him that the Company’s Board had rejected Steel Partners’ proposal to pursue a negotiated transaction with the Company at an increased Offer price of $12.50 per share in cash.

On December 29, 2006, Steel Partners announced its intention to commence a consent solicitation with respect to the Company and that it had extended the expiration date of the Offer to 5:00 p.m., New York City time, on January 29, 2007. Steel Partners filed a preliminary consent statement on Schedule 14A soliciting the Company’s stockholders to consent to the following actions without a stockholders meeting: (i) remove each member of the Company’s Board of Directors, (ii) amend Section 2 of Article III of the Bylaws to fix the number of directors serving on the Board of Directors at five, (iii) amend Section 2 of Article III of the Company’s Bylaws to provide that any vacancies on the Board of Directors resulting from the removal of directors by the stockholders of the Company may not be filled by the Company’s directors and shall only be filled by the Company’s stockholders and (iv) elect certain handpicked nominees of Steel Partners to serve as directors of the Company.

Later in the day on December 29, 2006, the Company filed a press release reiterating its belief that the Offer is not in the best interests of the Company’s stockholders and that implementing the Company’s current strategic plan provides the best opportunity to enhance stockholder value over the long term and urging the Company’s stockholders to take no action until they have received further information from the Company regarding Steel Partners’ proposed consent solicitation.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Q:	Who is making this solicitation?

A:	Your Board of Directors.

Q:	What are we asking you to do?

A:	You are being asked to revoke any consent that you may have delivered in favor of the four proposals described in Steel Partners’ consent solicitation statement and, by doing so, preserve your current Board of Directors, which will continue to act in your best interests.

Q:	If I have already delivered a consent, is it too late for me to change my mind?

A:	No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a WHITE Consent Revocation Card, as discussed in the following question.

Q:	What is the effect of delivering a consent revocation card?

A:	By marking the “REVOKE CONSENT” boxes on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Steel Partners. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.

Q:	If I deliver a consent revocation card, does that mean that the Company will not consummate a transaction with Steel Partners?

A:	No. If you deliver your WHITE Consent Revocation Card, you will only be deciding to preserve the current composition of the Company’s Board of Directors and the existing Bylaws. In other words, by returning the WHITE Consent Revocation Card, you will ensure that the Company’s alternatives are evaluated fully and fairly by your existing directors instead of by directors who are handpicked by Steel Partners.

Q:	What should I do to revoke my consent?

A:	Mark the “REVOKE CONSENT” boxes next to each proposal listed on the WHITE Consent Revocation Card. Then, sign, date and return the enclosed WHITE Consent Revocation Card today in the envelope provided. It is important that you date the WHITE Consent Revocation Card when you sign it.

Q:	What is your Board’s position with respect to Steel Partners’ Offer?

A:	Your Board of Directors has unanimously determined that Steel Partners’ Offer is not in the best interests of the Company’s stockholders and that stockholders should reject the Offer. Your Board’s reasons and recommendations are contained in the Company’s solicitation/recommendation statement on Schedule 14D-9 initially filed with the SEC on July 6, 2006 and delivered to the Company’s stockholders shortly thereafter. You should read the Schedule 14D-9 (including any amendments or supplements thereto) because these documents contain important information relating to the Offer.

Q:	What does your Board of Directors recommend?

A:	Your Board of Directors strongly believes that the solicitation being undertaken by Steel Partners is not in the best interests of the Company’s stockholders. Your Board of Directors unanimously opposes the solicitation by Steel Partners and urges stockholders to reject the solicitation and revoke any consent previously submitted.

Q:	Who is entitled to consent, withhold consent or revoke a previously given consent with respect to Steel Partners’ proposals?

A:	Only the stockholders of record of the Company’s Common Stock on the record date are entitled to consent, withhold consent or revoke a previously given consent with respect to Steel Partners’ proposals. In accordance with Delaware law and the Bylaws, the Board has set , 2007 as the record date for the determination of stockholders who are entitled to execute, withhold or revoke previously given consents relating to

Steel Partners’ proposals. The Company will be soliciting consent revocations from stockholders of record as of , 2007 and only holders of record as of the close of business on , 2007 may execute, withhold or revoke consents with respect to Steel Partners’ consent solicitation.

Q:	Who should I call if I have questions about the solicitation?

A:	Please call Georgeson Inc. toll free at 1-866-695-6077.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, the Board has set          , 2007 (the “Record Date”) as the record date for the determination of stockholders who are entitled to execute, withhold or revoke consents relating to Steel Partners’ proposals. As of the Record Date, there were           shares of the Company’s Common Stock outstanding, each entitled to one consent per share.

Only stockholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with Steel Partners’ proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of the Company’s Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the WHITE Consent Revocation Card on their behalf.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Under Section 228 of the Delaware General Corporation Law, Steel Partners’ proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company.

Because Steel Partners’ proposals could become effective before the expiration of the 60-day period, we urge you to act promptly to return the WHITE Consent Revocation Card.

Effect of WHITE Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Steel Partners. Stockholders are urged, however, to return all consent revocations in the envelope provided. The Company requests that if a revocation is instead delivered to Steel Partners, a copy of the revocation also be returned in the envelope provided so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked consent to all of Steel Partners’ proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Steel Partners or by delivering to Steel Partners a subsequently dated gold consent card that Steel Partners sent to you.

The Company has retained Georgeson to assist in communicating with stockholders in connection with Steel Partners’ consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your WHITE Consent Revocation Card or any other questions, Georgeson will be pleased to assist you. Banks and brokers may call Georgeson at 212-440-9800, and all others may call Georgeson toll free at 1-866-695-6077.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any gold consent cards. Instead, reject the solicitation efforts of Steel Partners by promptly completing, signing, dating and returning the enclosed WHITE Consent Revocation Card in the envelope provided. Please be aware that if you sign a gold card but do not check any of the boxes on the card, you will be deemed to have consented to all of Steel Partners’ proposals.

Results of Consent Revocation Statement

The Company will retain an independent inspector of elections in connection with Steel Partners’ solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s current revocation solicitation (other than salaries and wages of officers and employees, but including costs of litigation related to the solicitation) will be approximately $500,000, of which approximately $100,000 has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

The Company has retained Georgeson as proxy solicitors, at an estimated fee of $85,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s Common Stock. Georgeson has advised the Company that approximately fifteen to twenty of its employees will be involved in the solicitation of revocations by Georgeson on behalf of the Company. In addition, Georgeson and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable regulations of the SEC, each director and certain executive officers of the Company are deemed a “participant” in the Company’s solicitation of revocations of consent. Please refer to the section entitled “Common Stock Ownership of Certain Beneficial Owners and Management” and to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation,” for information about our directors and officers who may be deemed a participant in the solicitation.

PROFESSIONAL ADVISORS

The Company has retained Lazard as its financial adviser in connection with Steel Partners’ Offer and with respect to any transaction involving the direct or indirect sale of the Company. The Board has agreed to pay Lazard customary fees for such services; to reimburse Lazard for all expenses, including fees and disbursements of legal counsel; and to indemnify Lazard and certain related persons against certain liabilities related to, arising out of, or in connection with its engagement.

Lazard and its affiliates may in the future provide financial advisory services to the Company for which they would be expected to receive compensation.

The Company has retained Georgeson to act as proxy solicitor in its consent revocation solicitation with and to assist it in connection with the Company’s communications with its stockholders with respect to the Offer and such other advisory services as may be requested from time to time by the Company. The Company has agreed to pay Georgeson compensation for its services and reimbursement of out-of-pocket expenses in connection therewith.

The Company has also agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement.

The Company has retained CSV as its public relations adviser in connection with the Offer. The Company has agreed to pay customary compensation for such services and to reimburse CSV for its out-of-pocket expenses arising out of or in connection with the engagement. The Company has also agreed to indemnify CSV against certain liabilities arising out of or in connection with the engagement.

Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to stockholders of the Company concerning the Offer.

APPRAISAL RIGHTS

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with this solicitation of revocations.

GAAP RECONCILIATION

The Company defines EBITDA as operating profit plus (i) interest expense and (ii) depreciation and amortization expense. The Company has historically used EBITDA, operating profit and income from continuing operations to assess performance. The Company believes that the use of certain adjusted, non-GAAP financial measures, such as EBITDA, allows management and investors to evaluate and compare core operating results from ongoing operations from period to period in a more meaningful and consistent manner. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA is not prepared in accordance with GAAP, and should not be considered as an alternative to income from continuing operations, operating profit, net cash provided by continuing operations or the Company’s other financial information determined under GAAP, and should not be considered as a measure of profitability or liquidity of the Company. The following table reconciles adjusted EBITDA to total operating profit and adjusted income from continuing operations to income from continuing operations for each of the respective periods:

	Historical				Forecast
	2003A	2004A	2005A	2006A	2007F
Total Operating Profit	$4.6	$8.1	$5.6	—	—	—
Tender offer expenses	—	—	—	2.2	—	—

Total Adjusted Operating Profit	$4.6	$8.1	$5.6	—	—	—
Depreciation & Amortization	$7.8	$7.7	$7.5	—	—	—

Total Adjusted EBITDA	$12.4	$15.8	$13.1	—	—	—
Income from Continuing Operations	$2.6	$5.1	$3.6	—	—	—
Tender offer expenses, net of taxes	—	—	—	—	—	—
Tax benefit related to property tax basis adjustment	—	—	—	(1.6)	—	—

Total Adjusted Income from Continuing Operations	$3.8	$5.2	$3.6	—	—	—
Weighted average diluted common shares outstanding	7,391	7,569	7,613	7,387	7,400	7,400
Adjusted diluted earnings per share from continuing operations	$0.51	$0.69	$0.47	—	—	—

CURRENT DIRECTORS OF BAIRNCO CORPORATION

The names of the current members of the Board and certain information about them are set forth below:

Names and Ages of Directors	Data Pertaining to Directors

Luke E. Fichthorn III (65)	Since May 23, 1990, Mr. Fichthorn has served as the Chairman and on December 18, 1991, Mr. Fichthorn became Chief Executive Officer of the Company. For over thirty years, Mr. Fichthorn has been a private investment banker and partner of Twain Associates, a private investment banking and consulting firm. Mr. Fichthorn became a director of the Company in January, 1981. Mr. Fichthorn is also a director of Florida Rock Industries, Inc., and Patriot Transportation Holding, Inc.
Gerald L. DeGood (64)	Mr. DeGood was elected to the Board in December of 2002. Mr. DeGood was responsible for the Central Florida Accounting Practice of Arthur Anderson LLP for more than 20 years. He joined Arthur Anderson LLP in 1964 and became partner in 1974. He subsequently retired from the firm in 1999. Mr. DeGood is currently an independent business consultant. Mr. DeGood is Chairman of the Audit Committee and a member of the Compensation and Corporate Governance and Nominating Committees. He is also a member of the Board of Directors and Chairman of the Audit Committee of Consolidated — Tomoka Land Co.
Charles T. Foley (68)	For 30 years, Mr. Foley was President, Chief Investment Officer and a director of Estabrook Capital Management, Inc., an investment advisory firm providing asset management services for individuals and institutions. In September 2003, Mr. Foley became President of Grove Creek Asset Management as well as a consultant to Dialectic Capital Management, LLC. Mr. Foley is a member of the Audit, Compensation, and Corporate Governance and Nominating Committees. Mr. Foley has been a director of Bairnco since May 1990.
James A. Wolf (64)	Mr. Wolf was with the international management consulting firm, Booz, Allen and Hamilton, from June 1967 to March 1989, where he was partner and vice president for eleven years and also led the firm’s industrial marketing consulting practice. From 1989 to present, he has been an independent consultant, providing business and marketing counsel to industrial and commercial clients. In April 1997, he also founded and became President of Marketwolf, Inc., which performs strategic business and organization planning for privately held industrial products companies. Mr. Wolf has served as a Bairnco director since 2001. He is Chairman of the Corporate Governance and Nominating Committee and a member of the Audit and Compensation Committees.
William F. Yelverton (65)	Currently, Mr. Yelverton is an independent business consultant. From January 2000 until November 2000, Mr. Yelverton served as CEO of LiveInsurance.com, an online insurance brokerage agency. From July 1997 until January 2000, Mr. Yelverton was an independent consultant. From September 1995 through June 1997, Mr. Yelverton was Executive Vice President of Prudential Insurance Company of America. From September 1989 until September 1995, he was Chairman and CEO of New York Life Worldwide Holding, Inc., an insurance holding company. Mr. Yelverton was elected as a director in August 1991. Mr. Yelverton is Chairman of the Compensation Committee and is a member of the Audit and Corporate Governance and Nominating Committees.

The complete mailing address of each director of the Company is c/o Bairnco Corporation, 300 Primera Boulevard, Suite 432, Lake Mary, Florida 32746.

Each director holds office until the next annual meeting of stockholders or until his or her successor has been elected and qualified. Officers are appointed by and serve at the discretion of the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company is not aware of any related party transactions that have occurred or are occurring at this time.

The Company’s Directors and Officers Questionnaire is the primary vehicle used for determining whether or not related party transactions have occurred. A Directors and Officers Questionnaire is completed annually by each Director and each Named Executive. The Questionnaire includes a variety of questions which specifically address related party transactions.

DIRECTOR INDEPENDENCE

The Board has adopted Director Independence Standards to assist in the evaluation of each of the Company’s directors. The Board has affirmatively determined, by resolution of the Board as a whole, that the following directors satisfy the requirements to be considered “independent” under the Company’s Standards of Board Independence and the New York Stock Exchange Listing Standards: Mr. DeGood, Mr. Foley, Mr. Wolf, and Mr. Yelverton.

MEETINGS OF THE BOARD OF DIRECTORS

During 2006, the Company’s Board met six times for regular meetings and had four regular telephonic meetings. The Board also met for two special meetings and had ten special telephonic meetings. Each director attended 100% of the meetings of the Board and the committees of the Board on which he served. All of the Company’s directors attended the 2006 Annual Meeting of the Shareholders.

DIRECTOR COMPENSATION

Director compensation levels are reviewed and any changes are approved by the Board.

Periodically, management prepares an internally-developed survey of Director compensation for publicly-traded industrial companies of a similar size to the Company. This survey is used by the Board to insure that the compensation structure for the Board is competitive with similar organizations.

	Fees Earned or	Option	Change in
	Paid in Cash	Awards	Pension	Total
Name	($)(1)	($)(2)	Value ($)(3)	($)
(a)	(b)	(d)	(e)	(g)

Gerald L. DeGood	$42,000	$1,025	$16,000	$43,025
Charles T. Foley	$39,000	$1,025	$16,000	$40,025
James A. Wolf	$39,000	$1,025	$16,000	$40,025
William F. Yelverton	$39,000	$1,025	$16,000	$40,025

(1)	Each non-employee director received an annual retainer of $16,000 payable in four quarterly installments and a fee of $2,000 for each regular or special meeting attended in person. Under this policy, attendance fees for all regular meetings, special meetings and committee meetings held on a single day and attended in person are limited to $2,000. No fees are paid for regular meetings conducted via telephone. However, due to the frequency and complexity of telephone meetings related to the Steel Partners Tender Offer, directors received $1,000 for each Special Telephonic Meeting relating to Steel Partners.

In addition, each director and former director of the Company, who is not at the time an employee of the Company or any of its subsidiaries, is entitled to $2,000 per day when called upon by the Company to perform extraordinary services (not incidental to attendance at directors’ meetings) on its behalf. No such payments were made during 2006.

Effective January 1, 2003, the Board authorized an annual retainer of $3,000 for each Audit Committee member and $6,000 for the Audit Committee Chairman, payable in four quarterly installments, in recognition of the increased education, time and workload commitment placed upon the committee as a result of the Sarbanes-Oxley Act, changes in New York Stock Exchange regulations, and Securities and Exchange Commission requirements.

(2)	It is also the Company’s policy to grant to each non-employee director an option to purchase 5,000 shares of Company Common Stock when they are initially elected to the Board and an option to purchase 1,500 shares of Company Common Stock annually thereafter provided they remain a Board member. (Prior to 2006, the Company granted an option to purchase 1,000 shares of Company Common Stock annually provided they remain a Board member.) The exercise price of the option is set at the fair market value of the common stock on the date of grant. One third of the options vest in each of the succeeding three years on the anniversary date of the grant. The options remain exercisable for ten years from the date of vesting.

The amount shown in column (d) is the dollar amount that would have been required to be recognized in 2006 in accordance with FASB 123R under the modified prospective transition method with respect to stock options granted prior to 2006 that were not vested at the time that the Company transitioned to FAS 123R. All of the options that are taken into account for purposes of column (d) were granted under the 2000 Bairnco Stock Option Plan. The fair value of the options awarded in 2006, which was $1,342 for each director, was determined using the Black-Scholes model with the following assumptions: Expected Life = 6.64 years; Volatility = 26.9%; Interest Rate = 4.7%; and Dividend Yield = 2.2%. The amounts included in respect of awards granted prior to 2006 are based on the modified prospective transition method of compliance with FASB 123R and the fair value of these awards was also determined using the Black-Scholes model with the following assumptions: Expected Life = 6.64 years; Volatility = 29.9%; Interest Rate = 4.7%; and Dividend Yield = 2.2%.

For each of the options that are taken into account in setting forth the option value in column (d) of the above table, the following are the grant date values in respect of each such option, as determined in accordance with the provisions of FAS 123R, and the Black-Scholes model with the following assumptions: Expected Life = 6.64 years; Volatility = 29.9%; Interest Rate = 4.7%; and Dividend Yield = 2.2%. Each of the grants listed below vests ratably over three years on the first three anniversaries of the date of grant.

Name	Grant Date	Number of Shares	Exercise Price	Grant Date Fair Value

Gerald L. DeGood	April 21, 2005	1,000	$10.75	$1,832
	April 22, 2004	1,000	$8.47	$1,319
	April 24, 2003	1,000	$5.10	$789
	January 14, 2003	5,000	$5.06	$3,919
Charles T. Foley	April 21, 2005	1,000	$10.75	$1,832
	April 22, 2004	1,000	$8.47	$1,319
	April 24, 2003	1,000	$5.10	$789
James A. Wolf	April 21, 2005	1,000	$10.75	$1,832
	April 22, 2004	1,000	$8.47	$1,319
	April 24, 2003	1,000	$5.10	$789
William F. Yelverton	April 21, 2005	1,000	$10.75	$1,832
	April 22, 2004	1,000	$8.47	$1,319
	April 24, 2003	1,000	$5.10	$789

(3)	Pursuant to the Bairnco Corporation Non-Employee Director Retirement Plan, outside directors, upon retirement from the Board, shall receive annually for the number of years equal to the number of years he or she has served on the Board as a non-employee director, an amount equal to the non-employee director annual retainer in effect at the time of his or her retirement. Such amount shall be payable in quarterly installments. If the retired non-employee director should die prior to receiving payments equal to the number of years served on the Board, the director’s beneficiary will either continue to receive the remaining payments on a quarterly basis, or receive in a lump sum the net present value of the remaining payments discounted at the then current thirty year U.S. Government bond yield, based on whichever option was previously selected by such director.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has standing Audit, Compensation, and Corporate Governance and Nominating Committees of the Board. During 2006, the Audit Committee met six times, the Compensation Committee met seven times, and the Corporate Governance and Nominating Committee met two times. The non-employee directors who are members of the Audit, Compensation, and Corporate Governance and Nominating Committees of the Company were entitled to receive a fee for each meeting attended in person on a day during which the Board did not meet. During 2006, each of the Committees met only on days on which the Board met and, accordingly, no additional fees were paid with respect to such meetings.

Audit Committee

On January 29, 2004, the Board adopted a revised charter for the Audit Committee (the “Audit Committee Charter”). The Audit Committee Charter contains the Audit Committee’s mandate, membership requirements, and duties and obligations and is posted on the Company’s Internet site: www.bairnco.com. The Audit Committee Charter complies with requirements established by the Sarbanes-Oxley Act and requirements of the New York Stock Exchange. The Audit Committee reviews the Audit Committee Charter annually and, if appropriate, recommends revisions to the Board. Under the Audit Committee Charter, the Audit Committee reviews and is responsible, among other tasks, for the appointment, compensation, retention and oversight of the independent auditors, reviewing with management and the independent auditors the Company’s operating results and resolving any disagreements between management and the Auditors, establishing procedures to handle complaints regarding the Company or its accounting, considering the adequacy of the internal accounting and control procedures of the Company, and authorizing in advance the audit and non-audit services to be performed by the independent auditors.

No member of the Company’s Audit Committee serves on the audit committees of more than three public companies including the Company. All members of the Audit Committee meet the independence and experience requirements of the listing standards of the New York Stock Exchange and rules of the Securities and Exchange Commission. The Board has determined that Mr. DeGood is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board has also determined that each of the members of the Audit Committee satisfies the “financial literacy” requirements of the listing standards of the New York Stock Exchange.

The Audit Committee Charter will be provided to any shareholder without charge upon request; any such request should be made in writing to the Company’s Secretary at 300 Primera Boulevard, Suite 432, Lake Mary, Florida 32746.

Compensation Committee

On January 29, 2004, the Board adopted a charter for the Compensation Committee (the “Compensation Committee Charter”). The Compensation Committee Charter contains the Compensation Committee’s purpose, membership requirements, and duties and responsibilities and is posted on the Company’s Internet site: www.bairnco.com. The Compensation Committee reviews the Compensation Committee Charter annually and, if appropriate, recommends revisions to the Board. Under the Compensation Committee Charter, the Compensation Committee reviews and recommends to the Board the base salaries proposed to be paid to officers of the Company, presidents of its subsidiaries, presidents of divisions of its subsidiaries, and other employees whose base salaries exceed $150,000. The Compensation Committee also reviews and approves incentive compensation programs, reviews and administers the Stock Incentive Plan, and reviews management development and succession plans. All members of the Compensation Committee meet the independent director requirements of the listing standards of the New York Stock Exchange.

The Compensation Committee Charter will be provided to any shareholder without charge upon request; any such request should be made in writing to the Company’s Secretary at 300 Primera Boulevard, Suite 432, Lake Mary, Florida 32746.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of the following members during all of 2006: Messrs. Gerald DeGood, Charles Foley, James Wolf, and William Yelverton. During 2006, none of the members of the Compensation Committee were officers or employees of the Company, no member was formerly an employee of the Company, and no member engaged in any transaction with the Company.

Corporate Governance and Nominating Committee

On January 29, 2004, the Board adopted a charter for the Corporate Governance and Nominating Committee (the “Corporate Governance and Nominating Committee Charter”). The Corporate Governance and Nominating Committee Charter contains the Corporate Governance and Nominating Committee’s purpose, membership requirements and duties and responsibilities and is posted on the Company’s Internet site: www.bairnco.com. The Corporate Governance and Nominating Committee reviews the Corporate Governance and Nominating Committee Charter annually and, if appropriate, recommends revisions to the Board. Each member of the Corporate Governance and Nominating Committee is “independent” within the meaning of the listing standards of the New York Stock Exchange. Under the Corporate Governance and Nominating Committee Charter, the Corporate Governance and Nominating Committee is responsible for recommending to the Board the appropriate size and composition of the Board, the appropriate criteria for the selection of new directors, identifying and recommending candidates qualified and suitable to become members of the Board, overseeing the system of corporate governance, and developing and recommending corporate governance principles, which will be reviewed on an annual basis.

The Corporate Governance and Nominating Committee Charter will be provided to any shareholder without charge upon request; any such request should be made in writing to the Company’s Secretary at 300 Primera Boulevard, Suite 432, Lake Mary, Florida 32746.

Nomination Process

The Corporate Governance and Nominating Committee has not established any minimum qualification for candidates for election as directors. In identifying and evaluating candidates for election as directors, the Corporate Governance and Nominating Committee will identify and select candidates who can add value to the Company’s Board and advance the interests of the Company. The Corporate Governance and Nominating Committee will not consider recommendations from shareholders; the Board believes the Committee has sufficient resources and contacts to fulfill its obligations. Neither the Board nor the Corporate Governance and Nominating Committee employ any third party to identify or assist it in identifying or evaluating potential candidates for election as directors but may choose to do so in the future as circumstances warrant.

Executive Sessions of Independent Directors

In accordance with recent corporate governance reforms, the independent directors meet at regularly scheduled executive sessions without management. The responsibility for presiding at each meeting of independent directors is rotated among all independent members of the Board on an alphabetical basis. Interested parties who wish to make their concerns known by communicating directly with the presiding independent director or with the independent directors as a group may do so by sending an email to auditcommittee@bairnco.com or by writing to the Presiding Non-Management Director in care of the Company’s Secretary.

Communication with the Board of Directors

A shareholder may communicate directly with the Board by sending an email to board@bairnco.com or by writing to the Board of Directors at c/o Bairnco Corporation, 300 Primera Boulevard, Suite 432, Lake Mary, Florida 32746.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines in accordance with the listing standards of the New York Stock Exchange. The Corporate Governance Guidelines are posted on the Company’s Internet site:

www.bairnco.com. The Corporate Governance Guidelines will be provided to any shareholder without charge upon request; any such request should be made in writing to the Company’s Secretary at 300 Primera Boulevard, Suite 432, Lake Mary, Florida 32746.

Code of Business Conduct and Ethics

The Board has adopted the Bairnco Corporation Code of Business Conduct and Ethics in accordance with the listing standards of the New York Stock Exchange. The Code of Business Conduct and Ethics is posted on the Company’s Internet site: www.bairnco.com. The Code of Business Conduct and Ethics will be provided to any shareholder without charge upon request; any such request should be made in writing to the Company’s Secretary at 300 Primera Boulevard, Suite 432, Lake Mary, Florida 32746.

Policy Regarding Attendance of Directors at Annual Meeting of Shareholders

Directors are encouraged to attend the Company’s Annual Meeting of the Shareholders. All of the Company’s directors attended the 2006 Annual Meeting of the Shareholders.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 1, 2007, regarding the beneficial ownership of the Company Common Stock by the only persons known to the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding Common Stock:

			Percentage of
			Issued and
	Amount and Nature of		Outstanding
	Beneficial Ownership of		Common Stock on
Name and Address of Beneficial Owner	Common Stock		January 1, 2006

Steel Partners II, L.P.	1,110,200	(1)	15.23%
590 Madison Avenue, 32nd Floor
New York, NY 10022
Marvin Schwartz	754,000		10.34%
605 Third Avenue
New York, NY 10158
FMR Corp.	423,876	(2)	5.81%
82 Devonshire Street
Boston, MA 02109

(1)	Based on Schedule 13D filed on 12/29/06.

(2)	Based on Schedule 13F filed on 9/30/06.

The following table presents information regarding beneficial ownership of the Company Common Stock by each member of the Board, each nominee for election as a director, each of the executive officers of the Company named in the summary compensation table below and by all directors and executive officers of the Company as a group, as of January 1, 2007.

			Percentage of
			Issued and
	Amount and Nature of		Outstanding
	Beneficial Ownership of		Common Stock on
Name of Individual or Group	Common Stock		January 1, 2007

Luke E. Fichthorn III	435,498	(1)	5.97%
Kenneth L. Bayne	20,000	(2)	(10)
Gerald L. DeGood	7,501	(3)	(10)
Charles T. Foley	256,102	(4)	3.51%
Lawrence C. Maingot	18,707	(5)	(10)
Larry D. Smith	39,752	(6)	(10)
James A. Wolf	9,001	(7)	(10)
William F. Yelverton	52,635	(8)	(10)
All executive officers and directors as a group (8 persons)	839,196	(9)	11.51%

(1)	Includes 2,000 shares owned by Mrs. Fichthorn and 1,500 shares owned by two trusts of which Mr. Fichthorn is a co-trustee. Mr. Fichthorn disclaims beneficial ownership of these shares. Also includes shares that would be issued upon exercise of 83,334 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan, 37,500 vested unexercised stock options granted under the 2000 Bairnco Stock Option Plan, and 42,000 restricted shares granted under the 2000 Bairnco Stock Option Plan.

(2)	Includes 20,000 restricted shares under the 2000 Bairnco Stock Option Plan.

(3)	Includes shares that would be issued upon the exercise of 7,001 vested unexercised stock options granted under the 2000 Bairnco Stock Option Plan.

(4)	Includes shares that would be issued upon the exercise of 5,001 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan and 5,001 vested unexercised stock options granted under the 2000 Bairnco Stock Option Plan.

(5)	Mr. Maingot indirectly owns 1,657 shares through ownership in trust under the Bairnco Corporation 401(k) Savings Plan and 550 shares in a personal Individual Retirement Account (IRA). Also includes shares that would be issued upon the exercise of 2,750 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan, and 1,750 vested unexercised stock options and 12,000 restricted shares under the 2000 Bairnco Stock Option Plan.

(6)	Mr. Smith indirectly owns 2,752 shares through ownership in trust under the Bairnco Corporation 401(k) Savings Plan. Also includes shares that would be issued upon exercise of 20,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan and 17,000 restricted shares granted under the 2000 Bairnco Stock Option Plan.

(7)	Includes shares that would be issued upon the exercise of 8,001 vested unexercised stock options under the 2000 Bairnco Stock Option Plan.

(8)	Includes shares that would be issued upon the exercise of 5,001 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan and 5,001 vested unexercised stock options granted under the 2000 Bairnco Stock Option Plan.

(9)	Includes a total of 3,500 shares owned by the wives, children or in trusts or custodial accounts for relatives of executive officers or directors but as to which each executive officer or director, respectively, disclaims beneficial ownership. Also includes shares that would be issued upon the exercise of 116,086 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan and 84,254 vested unexercised stock options and 91,000 restricted shares granted under the 2000 Bairnco Stock Option Plan.

(10)	The percentage of shares owned by such executive officer or director does not exceed 1% of the issued and outstanding Bairnco Common Stock.

Please refer to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation,” for additional information regarding our directors’ and officers’ ownership of the Company’s Common Stock.

ADDITIONAL INFORMATION REGARDING THE COMPANY’S MANAGEMENT

The following table sets forth certain information about the executive officers of the Company as of January 1, 2007.

Names and Ages of Executive Officers	Data Pertaining to Executive Officers

Luke E. Fichthorn III (65)	Since May 23, 1990, Mr. Fichthorn has served as the Chairman and on December 18, 1991, Mr. Fichthorn became Chief Executive Officer of the Company. For over thirty years, Mr. Fichthorn has been a private investment banker and partner of Twain Associates, a private investment banking and consulting firm. Mr. Fichthorn became a director of the Company in January, 1981. Mr. Fichthorn is also a director of Florida Rock Industries, Inc., and Patriot Transportation Holding, Inc.
Kenneth L. Bayne (37)	Mr. Bayne joined the Company in August 2005 as Vice President of Finance and Chief Financial Officer. Mr. Bayne was previously with Guidant Corporation where he served for nine years in a series of increasingly responsible positions, culminating in his most recent position as assistant treasurer. Prior to that, he served for three years as a senior associate design engineer with Thiokol Corporation.
Larry D. Smith (56)	Mr. Smith was elected Vice President — Administration and Secretary of the Company in April 1999. Prior to joining the Company, Mr. Smith was employed for over 14 years with Emerson Electric Company in various human resource managerial capacities. Most recently, Mr. Smith was Vice President Human Resources for Emerson’s Therm-O-Disc, Inc. division in Mansfield, Ohio.
Lawrence C. Maingot (46)	Mr. Maingot was appointed Corporate Controller of the Company in December 1999. From May 1997 to December 1999, Mr. Maingot was the Company’s Assistant Controller. From April 1992 to May 1997, Mr. Maingot was the Company’s Accounting Manager. Prior to joining the Company, Mr. Maingot was employed with Arthur Andersen LLP.

COMPENSATION COMMITEE MATTERS

The Compensation Committee has responsibility for the compensation of the Company’s executive officers, including the chief executive officer, and the administration of the Company’s executive compensation and benefit plans. The Compensation Committee also has sole authority to retain or replace outside counsel, compensation and benefits consultants or other experts to provide it with independent advice, including the authority to approve the fees payable and any other terms of retention. All actions regarding executive officer compensation require Compensation Committee approval. The Compensation Committee completes a comprehensive review of all elements of compensation annually. If it is determined that any changes to any executive officer’s total compensation are necessary or appropriate, the Compensation Committee obtains such input from internal management as it determines to be necessary or appropriate. All compensation decisions with respect to executives other than the chief executive officer are determined in discussion with, and frequently based upon the recommendation of, the chief executive officer. The Compensation Committee makes all determinations with respect to the compensation of the chief executive officer, including, but not limited to, establishing any performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been established, obtaining such input from independent advisors as it deems necessary or appropriate.

As part of its responsibility to administer the Company’s executive compensation plans and programs, it annually, usually at its first meeting of the calendar year, establishes the parameters of the annual compensation awards, including establishing the performance goals relative to the Company’s performance that will be applicable to such awards and the similar awards for the Company’s other senior executives. It also reviews the Company’s performance against the objectives established for awards payable in respect of the prior calendar year, and certifies the extent, if any, to which such objectives have been obtained, and the amounts payable to each of the Company’s executive officers in respect of such achievement.

It also determines the appropriate level and type of awards, if any, to be granted to each of the Company’s executive officers pursuant to the Company’s equity compensation plan, and approves the total annual grants to other key employees, to be granted in accordance with a delegation of authority to the appropriate members of the Company’s corporate human resources function.

The Compensation Committee also reviews, and has the authority to recommend to the Board for adoption, any new executive compensation or benefit plans that are determined to be appropriate for adoption by the Company, including those that are not otherwise subject to the approval of the Company’s shareholders. It reviews, and has the authority to approve, any contracts or other transactions with current or former elected officers of the corporation subject, in the case of the chief executive officer, to ratification by the independent directors of the Board. In connection with the review of any such proposed plan or contract, the Compensation Committee may seek from independent advisors such advice, counsel and information as it shall determine to be appropriate in the conduct of such review. The Compensation Committee will direct such outside advisors as to the information it requires in connection with any such review, including data regarding competitive practices among the companies which the Company generally compares itself for compensation purposes. The Compensation Committee does not presently retain the services of a compensation consultant.

In addition, the Compensation Committee reviews annually with the Chairman of the Board and the CEO the succession plans for senior executive officers and make recommendations to the Board regarding the selection of individuals to occupy these positions.

BOARD COMPENSATION COMMITEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed with management the immediately following Compensation Discussion and Analysis. Based on that review and discussion, the members of the Compensation Committee identified below recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,
The Compensation Committee

William F. Yelverton, Chairman
Gerald L. DeGood
Charles T. Foley
James A. Wolf

The above report of the Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The executive compensation program of the Company has been designed to motivate, reward, attract, and retain the management deemed essential to ensure the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

•	Reward executives for the enhancement of stockholder value;

•	Support an environment that rewards performance with respect to Company goals, as well as Company performance relative to industry competitors;

•	Integrate compensation programs with the short and long-term strategic plans of the Company;

•	Attract and retain key executives critical to the long-term success of the Company; and

•	Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of stock.

Compensation Program Components

The compensation programs of the Company for its executive officers and key employees are generally administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described above. The particular elements of the compensation programs for such persons are set forth in more detail below.

The Committee utilizes publicly available professional compensation surveys and labor market studies, including those prepared by Hewitt and Mercer, to make informed decisions regarding pay and benefit practices. Surveys prepared by management are also used to periodically ensure that the Company is maintaining its labor market competitiveness. These internally-developed surveys compare the Company’s compensation program to the compensation programs of similar sized industrial companies. The Company does not retain compensation consultants to advise the Company on compensation matters. While the Company does not set compensation at set percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunity and employee benefits that fall within the average practice of the Company’s competitors and the labor markets in which it participates.

Base Salary.  Base salary levels are primarily determined by the Committee at levels the Committee deems necessary or appropriate to attract the level of competence needed for the position. The Committee reviews base salary levels annually based on individual performance from prior years, current industry conditions and current market considerations to ensure that base salary levels for the Company’s executive officers and key employees are competitive within a range that the Committee considers to be reasonable and necessary.

Performance Bonus.  The Company provides incentive compensation to its executive officers and key employees in the form of annual cash bonuses relating to financial and operational achievements during the prior year through the Company’s Management Incentive Compensation (MIC) Program.

The MIC bonus pool contains 1,000 points which are allocated to executives and key employees at the beginning of each performance year, in the Compensation Committee’s discretion, based on responsibilities and contributions to the success of the business. The bonus pool is funded based on meeting and exceeding financial targets in two areas: return on net worth and earnings per share. The Company chose return on net worth and earnings per share because it believed that Executives should be rewarded for increasing shareholder value.

The bonus pool is funded as follows:

•	Return on Net Worth (RONW) over 10.0 percent. The bonus pool contribution is 2.0% of Net Income above the 10.0% RONW level, scaling up by two percentage points for each one point increase in RONW to a maximum of 20% of Net Income at 20% or higher RONW.

•	Earnings Per Share. The EPS target was established in 2001 when EPS was $0.42 per share and is increased by 5.0% each year. $200,000 is contributed to the pool for achieving the EPS target, with increases or decreases of $20,000 for each $0.01 above or below that target.

At the end of the year, the bonus pool is divided by 1,000 points to determine the value per point.

MIC participants work throughout the year against an established set of goals and objectives. At the end of the year, they receive a grade that judges the percentage of completion against those goals and objectives.

The annual incentive award payable to an executive officer cannot exceed the maximum amount allocable to him from the bonus pool. In the case of corporate administrative and financial officers, incentive compensation decisions are made primarily on the basis of the assistance and performance of the officer in implementing corporate objectives within the scope of his or her responsibilities. In the case of operational officers, incentive compensation decisions are made primarily on the basis of operational results of the business operations for which the officer is responsible. Although the achievement of certain financial objectives as measured by a business segment’s earnings are considered in determining incentive compensation, other subjective and less quantifiable criteria are also considered. In this regard, the Committee takes into account specific achievements that are expected to affect future earnings and results or that had an identifiable impact on the prior year’s results. Placing an emphasis on incentive compensation is consistent with our philosophy of rewarding executives for meeting and exceeding the Company’s goals and exceptional individual performance.

MIC payouts are determined by multiplying (i) the points assigned to the executive at the beginning of the performance year times (ii) the personal performance grade earned by the executive for the performance year times (iii) the point value. The Company has not yet determined MIC payouts for 2006.

Stock Incentive Plan.  The Company also provides long-term incentive compensation to its executive officers and key employees through stock options and restricted shares. The 2000 Bairnco Stock Incentive Plan (the “Stock Incentive Plan”) was approved by shareholders at the 2000 Annual Meeting of Shareholders. As originally established, the Stock Incentive Plan provided for stock option awards. In April 2003, the Board of directors amended the Stock Incentive Plan to add a restricted stock award program. The restricted stock award program permits the committee to grant to an employee an award consisting of shares of Bairnco stock that are subject to specified forfeiture and transfer restrictions. Upon the lapse of these restrictions, the restricted stock award becomes vested. Generally, a restricted stock award under the Stock Incentive Plan becomes vested if the recipient remains employed until the fifth anniversary of the date of the award. The restricted stock award recipient receives dividends and voting rights during the vesting period. Under the terms of the Stock Incentive Plan, the Committee has complete discretion in determining eligibility for participation and the number of stock options or restricted stock shares, if any, to be granted to a participant. Stock option and restricted stock awards may be made from the shares of the Company’s Common Stock originally approved by the shareholders for issuance under the Stock Incentive Plan. The Committee has established and follows guidelines with respect to the granting of options and restricted stock awards under the Stock Incentive Plan to employees. The use of these instruments is intended to provide incentives to the Company’s executive officers and key employees to work toward the long-term growth of the Company by providing them with a benefit that will increase only to the extent the value of the Common Stock increases. Options and restricted shares are not granted by the Committee as a matter of course as part of the regular compensation of any executive or key employee. The decision to grant options or restricted shares is based on the perceived incentive that the grant will provide and the benefits that the grant may have on long-term stockholder value. The determination of the number of shares granted is based on the level and contribution of the employee. Consideration is also given to the anticipated contribution of the business operations for which the optionee has responsibility to overall stockholder value.

The Compensation Committee has only granted two equity awards to named executive officers since 2003, when it granted 50,000 stock options (vesting over three years) to the Chief Executive Officer and restricted stock awards to certain of the Company’s executive officers, including the named executive officers. All of the restricted stock grants vest on the fifth anniversary of the grant date in 2008. The Company believes that these equity awards appropriately align the interests of the executives with the interests of the Company’s shareholders.

Bairnco Retirement Plan

The Company maintains the Bairnco Corporation Retirement Plan (the “Bairnco Plan”), a non-contributory defined benefit pension plan, for certain of the Company’s and its U.S. subsidiaries’ salaried and hourly employees. The Bairnco Plan was frozen effective as of March 31, 2006, and as a result, no new participants will enter the plan and the benefits of current participants were being frozen as of that date.

Pension benefits payable under the frozen plan are based on a formula that considers the participant’s years of service with the Company and final average compensation levels. The Company froze the Bairnco Plan because the Company believes that, on a going forward basis, the Company’s 401(k) will provide a better retirement compensation vehicle for its employees and will be more cost efficient for the Company. For further discussion of the pension plan, see the “Pension Benefits” table below and accompanying narrative.

Pursuant to his employment agreement, Mr. Fichthorn will receive a special retirement supplement that is intended to provide him a retirement benefit comparable to what he would have received under the Bairnco Plan (described above) if his combined past service as a director of Bairnco’s former subsidiary, Keene Corporation, and Bairnco were treated as years of service under that plan.

401(K) Plan

Effective April 1, 2006, Bairnco began making contributions to its existing 401(k) Retirement Savings Plan to compensate for the loss of continuing participation in the Company’s pension plan. Those contributions take two forms:

•	The Company contributes 1.0% of an employee’s pre-tax earnings on a quarterly basis, whether or not the employee makes contributions into his/her account.

•	The Company also provides a 50% match on all employee contributions up to 4.0% of pay (a 2.0% match by the Company).

Employment Agreement

In 1990, the Company entered into an employment agreement with Mr. Luke Fichthorn III that generally automatically renews so that at no time will the term of the agreement be less than four years. The agreement provides that if Mr. Fichthorn dies while an employee, his surviving spouse or estate will receive a death benefit equal to three times the sum of (i) his base salary, and (ii) the highest bonus paid to him during the prior three years or the current year. If Mr. Fichthorn’s employment terminates due to disability, he will receive 75% of his base salary for two years and 55% of such salary thereafter until the disability ends or his supplemental retirement benefits commence. If the Company terminates Mr. Fichthorn’s employment without cause or breaches the agreement in a material fashion leading Mr. Fichthorn to terminate his employment, the Company will pay Mr. Fichthorn a lump sum benefit equal to the sum of (i) four times his then base salary, and (ii) the highest bonus paid or payable to him during the prior three years or the current year. Regardless of the reason for his termination, the Company will also provide Mr. Fichthorn and his spouse with medical, health and hospitalization benefits following his termination until he attains age 65 (or, in the event of his death, until his spouse attains age 65).

For more information regarding the severance protections provided by these agreements, see “Employment Agreement with Mr. Fichthorn” below.

Change of Control Agreements

Change of control agreements protect income for key executives who would likely be involved in decisions regarding and/or successful implementation of merger/acquisition activity and at risk for job loss if a take-over occurs. The Board believed it was important to adopt such agreements in order to provide an incentive for executives to remain employed with the Company throughout the turmoil and uncertainty that an unsolicited tender offer such as Steel Partners’ Offer can cause. Prior to adopting the Change in Control agreements, the Board consulted with a human resources consulting firm and determined that the terms and amounts payable under the Change of Control Agreement were reasonable and consistent with severance arrangements for executives of companies similar to the Company.

The Company has entered into change in control agreements with eight senior executives (including three executive officers) including Kenneth L. Bayne, Lawrence C. Maingot, Larry D. Smith, Daniel T. Holverson, Elmer G. Pruim, Robert M. Carini, Brian E. Turner and Morgan Ebin. Pursuant to these agreements, the Company will provide severance benefits to such executive officers if their employment is terminated within 24 months of a change in control of the Company, unless such termination is (i) due to death or retirement, (ii) by the Company for “cause” or due to disability or (iii) by the executive without “good reason.” The amount of severance will be equal to the sum of (a) the highest annual rate of salary in the twelve months preceding the executive officer’s termination date and (b) the higher of the executive officer’s average annual bonus for the past two completed fiscal years or the executive officer’s target bonus for the fiscal year in which the termination occurs. In addition to these severance amounts, the executive officers will be entitled to a pro rata annual bonus for the year in which their termination of employment occurs and to continue participating in the Company’s welfare benefit programs for up to one year following termination of their employment. If the executive officers become entitled to severance under the Change in Control Agreements, they will not be entitled to severance pay under any other agreement with the Company. These provisions enable the executive to make decisions that are in the best interest of shareholders without being distracted or influenced in the exercise of his or her business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and thus are necessary to attract and retain executives as well as protect shareholders’ interests. For more information regarding the change of control protections provided by these agreements, see “Change of Control Agreements,” below.

Compensation Earned by the Chief Executive Officer

In considering the CEO’s base salary, the Committee reviewed the Company’s general financial performance and the progress in improving operating performance. The Committee also reviewed the CEO’s base salary against an internally developed salary survey of equivalent positions in public companies of a similar size. This information showed Mr. Fichthorn’s salary to be in the average range for industrial companies the size of the Company. The Committee also considered the time period elapsed from Mr. Fichthorn’s date of last increase in May of 2005. On May 1, 2006, he received a salary increase of 2.5% resulting in a current salary for Mr. Fichthorn of $471,500. In accordance with his contract, Mr. Fichthorn is eligible for 25% of an MIC pool generated by a formula in his contract. However, since 2001, Mr. Fichthorn has voluntarily waived this portion of his contract on a year-to-year basis and has agreed to participate in the MIC pool that covers the Company’s officers.

162(m) Disclosure

Based on current levels of compensation, no executive officer is expected to receive compensation for 2006 services that would be non-deductible under Section 162(m) of the Internal Revenue Code. Accordingly, the Compensation Committee has not considered any revisions to its policies and programs in response to this provision of law.

COMPENSATION OF MANAGEMENT

General

The following table sets forth information regarding the compensation paid, distributed, or accrued for services rendered during 2006 to the Chief Executive Officer, the Chief Financial Officer and each of the two other most highly compensated executive officers of Bairnco (collectively the “Named Executives”).

SUMMARY COMPENSATION TABLE

				Non-Equity	Change in
			Option	Incentive Plan	Pension	All Other
		Salary	Awards(1)	Compensation(2)	Value(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(f)	(g)	(h)	(i)	(j)

Luke E. Fichthorn III	2006	$467,667	$3,200	—	$52,520	$13,622	$484,489
Chairman of the Board and
Chief Executive Officer
Kenneth L. Bayne	2006	$172,292	N/A	—	N/A	$9,160	$181,452
Vice President/CFO
Larry D. Smith	2006	$181,167	N/A	—	$17,163	$8,625	$189,792
Vice President Administration
Lawrence C. Maingot	2006	$128,917	$711	—	$8,813	$6,058	$135,686
Corporate Control

(1)	As disclosed in the Company’s prior proxy statements, Mr. Fichthorn was granted an option in 2003 to purchase 50,000 shares of the Company’s stock. The option vested in annual installments on each of the first four anniversaries of the grant date. The number of options that vested during 2006 was 12,500. The amount shown in column (f) is the dollar amount that would have been required to be recognized in 2006 in accordance with FASB 123R under the modified prospective transition method with respect to stock options granted prior to 2006 that were not vested at the time that the Company transitioned to FAS 123R.

The amount shown for Mr. Maingot is the dollar amount that would have been required to be recognized in 2006 in accordance with FASB 123R under the modified prospective transition method with respect to stock options granted prior to 2006 that were not vested at the time that the Company transitioned to FAS 123R.

(2)	Non-equity incentive plan awards are made under the Company’s Management Incentive Compensation (MIC) Program which is described in detail in the Compensation Discussion and Analysis, above. At the time of the mailing of this proxy statement, the non-equity incentive plan awards for named executive officers had not yet been determined for fiscal year 2006.

(3)	For a more in-depth discussion of the amounts related to the change in pension value in 2006, see the “Pension Benefits” table below and accompanying text.

(4)	Set forth below are each item reported in column (i) that was provided to the executive in 2006.

Name	Dividends on Restricted Stock	Savings Plan Allocations*

Luke E. Fichthorn III	$10,920	$2,702
Kenneth L. Bayne	$5,200	$3,960
Larry D. Smith	$4,420	$4,205
Lawrence C. Maingot	$3,120	$2,938

*	Includes matching contributions related to contributions made by the Named Officers to the 401(k) Savings Plan. Additional “true up” contributions for 2006 may be made in January 2007. If so, they will be reported in a supplemental filing.

GRANT OF PLAN-BASED AWARDS

		Estimated Future Payouts
		Under Non-Equity Incentive
		Plan Awards (1)
	Grant	Threshold	Target
Name	Date	($)	($)
(a)	(b)	(c)	(d)

Luke E. Fichthorn III	January 26, 2006	$50,000	$150,000
Kenneth L. Bayne	January 26, 2006	$20,000	$60,000
Larry D. Smith	January 26, 2006	$20,000	$60,000
Lawrence C. Maingot	January 26, 2006	$18,000	$54,000

(1)	These awards were granted pursuant to the terms of the Company’s Management Incentive Compensation (MIC) Program, an annual non-equity incentive plan. The MIC Program is described in detail in the Compensation Discussion and Analysis, above. The “grant date” shown above is the date that the Board determined the named executive’s percentage interest in the bonus pool. The “threshold” is the executive’s share of the amount that would be allocated to the bonus pool if the Company achieved at least $0.53 earnings per share but failed to achieve its Return on Net Worth goal. The “target” is the amount the executive would receive assuming his entire award at budgeted levels becomes payable and is not reduced based on personal performance against established objectives. The plan does not have a “maximum” limit on the amount of the award that may be paid under the plan. At the time of the mailing of this proxy statement, the non-equity incentive plan awards for named executive officers had not yet been determined for fiscal year 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Stock Awards
	Unexercised	Unexercised		Option		Number of Shares		Market Value of
	Options	Options		Exercise	Option	or Units that		Shares or Units that
	(#)	(#)		Price	Expiration	have not Vested		have not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

Luke E. Fichthorn III	83,334	-0-		$5.94	5/31/10	42,000	(3)	$535,500
	12,500	-0-		$5.05	2/3/14
	12,500	-0-		$5.05	2/3/15
	12,500	-0-		$5.05	2/3/16
	-0-	12,500	(1)	$5.05	2/3/17
Kenneth L. Bayne	-0-	-0-				20,000	(4)	$255,000
Larry D. Smith	5,000	-0-		$6.375	5/21/10	17,000	(3)	$216,750
	5,000	-0-		$6.375	5/21/11
	5,000	-0-		$6.375	5/21/12
	5,000	-0-		$6.375	5/21/13

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Stock Awards
	Unexercised	Unexercised		Option		Number of Shares		Market Value of
	Options	Options		Exercise	Option	or Units that		Shares or Units that
	(#)	(#)		Price	Expiration	have not Vested		have not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

Lawrence C. Maingot	125	-0-		$7.50	3/18/07	12,000	(3)	$153,000
	125	-0-		$7.50	3/18/08
	125	-0-		$7.875	6/13/08
	125	-0-		$7.875	6/13/09
	125	-0-		$7.875	6/13/10
	125	-0-		$7.875	6/13/11
	500	-0-		$6.875	12/9/10
	500	-0-		$6.875	12/9/11
	500	-0-		$6.875	12/9/12
	500	-0-		$6.875	12/9/13
	375	-0-		$5.55	4/18/13
	375	-0-		$5.55	4/18/14
	375	-0-		$5.55	4/18/15
	375	-0-		$5.55	4/18/16
	250	-0-		$10.75	4/21/16
	0	250	(2)	$10.75	4/21/17
	0	250	(2)	$10.75	4/21/18
	0	250	(2)	$10.75	4/21/19

(1)	These options will vest on February 3, 2007.

(2)	These options will vest on April 21, 2007, 2008 and 2009, respectively.

(3)	These shares will vest on April 24, 2008, the fifth anniversary of the grant date (which was April 24, 2003).

(4)	These shares will vest on August 18, 2010, the fifth anniversary of the grant date (which was August 18, 2005).

OPTION EXERCISES AND STOCK VESTED

The following table shows the options that were exercised by the named executive officers during the last fiscal year. No stock awards vested in 2006.

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(1)
Name	(#)	($)
	(b)	(c)

Luke E. Fichthorn III	83,333	$239,166

(1)	The value is equal to (i) the excess of $8.81, the closing price of the Company’s stock on January 23, 2006, the day that the option was exercised over $5.94, the exercise price multiplied by (ii) 83,333 options.

PENSION BENEFITS

		Number of Years of	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($)

Luke E. Fichthorn III	Bairnco Plan (1)	16	$603,337
Luke E. Fichthorn III	Supplemental Benefit (2)	9	$329,321
Larry D. Smith	Bairnco Plan (1)	7	$125,431
Lawrence C. Maingot	Bairnco Plan (1)	14	$73,455

(1)	Bairnco Retirement Plan. The benefits payable to the Named Executive Officers under the Bairnco Plan are initially determined as a life annuity payable commencing at age 65. Mr. Bayne does not participate in the Bairnco Plan. The present values shown above were calculated based on each officer’s accrued benefit through December 31, 2006 payable at age 65. The present values were determined using the assumptions used in the Company’s financial statements for purposes of determining the Company’s liabilities in respect of its defined benefit plans for the same period (5.70% for 2006, and 5.78% for 2005). The difference between the amounts determined as of December 31, 2006 and December 31, 2005 equal the value of the benefit earned under the plan for the year, as disclosed in the Summary Compensation Table.

The annual life annuity amount is determined based on the following formula: 1.3% of Final Average Remuneration + .65% x (Final Average Remuneration less Covered Compensation) x Years of Credited Service = annual benefit. *

*	Final Average Remuneration is the average of the participant’s pensionable pay during the 5 highest paid consecutive years, or final 60 months, if greater. Participants earn one year of Credited Service for each year that they complete at least 1,000 hours of service, up to a maximum of 25 Years of Credit Service. Covered Compensation is is the average (without indexing) of the taxable social security wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the employee attains (or will attain) social security retirement age.

Remuneration covered by the Bairnco Plan in a particular year includes that year’s base salary, overtime pay, commissions, stock purchase plan payments, other incentive compensation and amounts that are deferred under a 401(k) plan that is at any time maintained by the Company, but excludes, among other items, compensation received in that year under the Management Incentive Compensation Plan in excess of 50% of the participant’s basic pay rate as of the December 31 preceding the date of payment. The 2006 remuneration covered by the Bairnco Plan for each participant therefore includes management incentive compensation (up to such 50% ceiling) paid during 2006 with respect to 2005 awards.

In accordance with IRS regulation, the maximum allowable compensation permitted in computing a benefit is $220,000 for 2006. However, employees will receive the greater of the benefit outlined above or the accrued benefit as of December 31, 1993, which was based on compensation limited to $235,840 plus a benefit based on service after December 31, 1993 and final average compensation based on the $220,000 limit.

On February 8, 2006, the Company announced that it would freeze the Bairnco Corporation Retirement Plan effective March 31, 2006. As a result, no new participants will enter the plan and the benefits of current participants will be frozen as of that date, based on service and final average earnings through that date. Effective April 1, 2006, the Company will begin making Company contributions to the 401(k) accounts of all current and future employees who were affected by the freezing of this plan.

Normal retirement age under the plan is age 65. Participants may commence benefits at age 55 or later with at least 10 years of service. Benefits are reduced for early commencement in accordance with the following table:

Percentage of
Normal Retirement
Age at Commencement	Benefit Payable

65	100%
64	92.3%
63	84.6%
62	76.9%
61	73.1%
60	69.2%
59	65.7%
58	61.5%
57	57.7%
56	52.9%
55	48.6%

Upon retirement, participants will receive retirement benefits from the Bairnco Plan. Benefits from the plan are made in the form of monthly annuity payments. The annuity payment options include single life, joint and 50%, 75%, or 100% survivor, and 10 years certain and continuous, as elected by the participant.

(2)	Supplemental Retirement Benefit. Pursuant to his employment agreement, Mr. Fichthorn will receive a special retirement supplement that is intended to provide him a retirement benefit comparable to what he would have received under the Bairnco Plan (described above) if his combined past service as a director of Bairnco’s former subsidiary, Keene Corporation, and Bairnco were treated as years of service under that plan.

Executive Contracts

Employment Agreement with Mr. Fichthorn.  On May 23, 1990, Bairnco entered into an agreement with Mr. Fichthorn, Chairman of Bairnco, under which Mr. Fichthorn became an employee. The initial term of the agreement was for four years, but the agreement generally automatically renews so that at no time will the term of the agreement be less than four years. Under the agreement, Mr. Fichthorn presently receives a base salary of $471,500 and is entitled to participate in the Bairnco Headquarters Management Incentive Compensation program, where he is entitled to receive 25% of an annual pool that is generated at the rate of $15,000 for each $.01 per share of net income of Bairnco and its consolidated subsidiaries as reported to shareholders in excess of $.30 per share after reflecting the management incentive compensation annual pool as a cost in arriving at pre-tax income.

In accordance with the agreement, Mr. Fichthorn received, on the date when he became an employee of Bairnco, stock options for 350,000 shares of Bairnco Common Stock at an exercise price equal to the book value of a share of stock determined on the last day of the month in which he became an employee ($5.94 per share). One hundred thousand of the option shares became exercisable on the first anniversary of the date of grant and were exercised during 2001. Of the remaining 250,000 shares, 83,333 shares became exercisable on January 28, 1993 for earnings of $.70 per share for the calendar year 1992 and expired in 2003 without being exercised; an additional 83,333 shares became exercisable on January 26, 1996 for earnings at $.75 per share for the calendar year 1995 and were exercised in 2006; and the remaining 83,334 became exercisable on May 31, 2000, the tenth anniversary of the date of grant.

All options remain exercisable for ten years from the first date they become exercisable. Except in the case of a voluntary termination or a termination for cause, as defined in the agreement, exercisable options will generally remain exercisable for three years following termination. The exercisability of all of the options granted to Mr. Fichthorn generally will accelerate in the event of a change of control. Each option share is to be accompanied by a limited stock appreciation right that will become exercisable for six months following a change of control. Upon exercise of such right, Mr. Fichthorn will receive the excess of the fair market value per share (or, if greater, $10 per share) over the exercise price per share for the underlying option. In the event that the payments received by Mr. Fichthorn with respect to his options and under any other provision of the agreement by reason of a change of control are subject to the excise tax on excess parachute payments, Bairnco will pay Mr. Fichthorn such amounts as are necessary to place him in the same position as he would have been in if no excise tax had been payable.

Mr. Fichthorn will also receive a special retirement supplement that is intended to provide him a retirement benefit comparable to what he would have received under the Bairnco Plan (described above) if his combined past service as a director of Bairnco’s former subsidiary, Keene Corporation, and Bairnco (25 years) were treated as years of service under that plan. The supplemental, non-qualified benefit (as described above) is fully vested.

The Agreement provides that if Mr. Fichthorn dies while an employee, his surviving spouse or estate will receive a death benefit equal to three times the sum of (i) his base salary, and (ii) the highest bonus paid to him during the prior three years or the current year. If Mr. Fichthorn’s employment terminates due to disability, he will receive 75% of his base salary for two years and will participate in the Company’s benefit plans for two years. If Bairnco terminates Mr. Fichthorn’s employment without cause or breaches the agreement in a material fashion leading Mr. Fichthorn to terminate his employment, Bairnco will pay Mr. Fichthorn a lump sum benefit equal to the sum of (i) four times his then base salary, and (ii) the highest bonus paid or payable to him during the prior three years or the current year. The agreement also provides that regardless of the reason for his termination, Mr. Fichthorn and his spouse would have been entitled to receive medical, health and hospitalization benefits following his termination until he attains age 65 (or, in the event of his death, until his spouse attains age 65). Mr. Fichthorn is age 65 and therefore is no longer eligible for such continued welfare benefits. The table set forth below illustrates the amount of termination benefits that would have been payable to Mr. Fichthorn if his employment had been terminated under any of the circumstances described in this paragraph on December 31, 2006.

By the Company without Cause or by Him for Good Reason Benefit	Death		Disability

$2,041,000	1,879,500	*	$353,625 annually for 2 years

*	In addition to the amount shown in the above chart, Mr. Fichthorn will qualify for the retirement benefits shown in the Pension Benefits table above.

The amounts listed in the above table are only estimates of the amounts that would have been payable in the event that the employment of Mr. Fichthorn was terminated on December 31, 2006 under circumstances which would have entitled him to receive termination benefits under his agreement. The actual amounts payable in the event that Mr. Fichthorn does incur such a qualifying termination will likely be different from the amounts shown below, depending on his then current compensation at the date of such termination.

Change in Control Agreements.  The Company has entered into change in control agreements with eight senior executives (including three executive officers) including Kenneth L. Bayne, Larry C. Maingot, Larry D. Smith, Daniel T. Holverson, Elmer G. Pruim, Robert M. Carini, Brian E. Turner and Morgan Ebin (the “Change in Control Agreements”). Pursuant to the Change in Control Agreements, the Company will provide severance benefits to such executive officers if their employment is terminated within 24 months of a change in control of the Company, unless such termination is (i) due to death or retirement, (ii) by the Company for “cause” or due to disability or (iii) by the executive without “good reason.” The amount of severance will be equal to the sum of (a) the highest annual rate of salary in the twelve months preceding the executive officer’s termination date and (b) the higher of the executive officer’s average annual bonus for the past two completed fiscal years or the executive officer’s target bonus for the fiscal year in which the termination occurs. In addition to these severance amounts, the executive officers will be entitled to a pro rata annual bonus for the year in which their termination of employment occurs and to continue participating in the Company’s welfare benefit programs for up to one year following termination of their employment. If the executive officers become entitled to severance under the Change in Control Agreements, they will not be entitled to severance pay under any other agreement with the Company.

For purposes of the change of control agreements:

A “change of control” means (i) the acquisition by any person, other than Bairnco, its subsidiaries or any employee benefit plan of Bairnco or its subsidiaries, of beneficial ownership of 35% or more of the then outstanding share of the Company entitled to vote; (ii) a change in the majority of the incumbent board over a two year period or (iii) the approval by the Company’s stockholders of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of Bairnco immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, a liquidation or dissolution of Bairnco or the sale of all or substantially all of the assets of Bairnco.

“Good reason” means a material reduction in the executive’s compensations, a material reduction in his responsibilities or the relocation of his principal place of employment to another location, in each case without the executive’s written consent.

“Cause” means gross neglect or willful and continuing refusal by the executive to substantially perform his duties in at least substantially the same manner as performed prior to the change of control (other than due to disability) or his conviction of or plea of nolo contendre to a felony or a misdemeanor involving moral turpitude.

The table set forth below illustrates the amount that would have been payable for each of the Named Officers if payment had been made on December 31, 2006 under the change of control agreements.

				Total of
				Incremental
	Total Value of	Total Value of	Excise Tax	Benefits Payable
	Termination	Equity	Gross-Up	Due to a
Name	Benefits Payable	Acceleration*	Payment	Change of Control

Kenneth L. Bayne	$281,000	$255,000	$0	$536,000
Larry C. Maingot	$220,900	$154,500	$0	$375,000
Larry D. Smith	$289,700	$216,800	$0	$506,500

*	Equity acceleration is not addressed in the change of control agreements. However, it is addressed in the 2000 Bairnco Stock Incentive Plan. If a change of control had occurred on December 31, 2006, the immediate vesting of Mr. Fichthorn’s options and restricted stock would have been valued at $631,750.

The amounts listed in the above table are only estimates of the amounts that would have been payable if payment had occurred on December 31, 2006. The actual amounts payable in the event that a change of control does occur will be more or less than the amounts shown below, depending on the actual terms and conditions of any such event and the facts and circumstances actually prevailing at the time of the executive’s termination of employment. Thus, the actual amount payable in the event of a change of control could be significantly greater or less than the estimated amounts shown in the above table.

PERFORMANCE GRAPH

Presented in the graph below is a comparison of the five-year cumulative returns among Bairnco Common Stock, the Russell 2000 Index and the Dow Jones Electrical Components and Equipment Index (“DJELQ”). The cumulative returns shown in the graph assume an initial investment of $100 as of December 31, 2001, and reinvestment of all cash and cash equivalent dividends declared as of the ex-date of the dividend.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors (“Board”), the Audit Committee monitors the financial reporting process on behalf of the Board. All members of the Audit Committee are independent of management and the Company in accordance with the Company’s Standards of Board Independence which are based on the requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 and rules and regulations of the Securities and Exchange Commission.

During 2006, the Audit Committee met six times, and the Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Corporate Controller and independent auditors prior to the filing of the Company’s Form 10-Q.

The Audit Committee has not yet (i) reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2006, with management and the independent auditors; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”; (iii) discussed and reviewed the results of the independent auditors’ examination of the quarterly and annual financial statements; or (iv) recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC. It is anticipated that these activities will be concluded during the first calendar quarter of 2007.

Respectfully submitted,
The Audit Committee

Gerald L. DeGood, Chairman
Charles T. Foley
James A. Wolf
William F. Yelverton

The above report of the Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

PROPOSALS BY HOLDERS OF COMMON STOCK

Any proposal that a shareholder of Bairnco desires to have included in the Proxy Statement and form of proxy relating to the 2008 Annual Meeting of Shareholders must be received by Bairnco at its executive offices no later than November 15, 2007. Bairnco will not be required to include in its Proxy Statement or form of proxy a shareholder proposal that is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by Securities and Exchange Commission regulations. In addition, if a shareholder intends to present a proposal at the 2008 Annual Meeting of Shareholders without the inclusion of that proposal in Bairnco’s proxy materials and written notice of the proposal is not received by Bairnco on or before January 26, 2008, or if Bairnco meets other requirements of Securities and Exchange Commission rules, proxies solicited by the Board for the 2008 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. The executive offices of Bairnco currently are located at 300 Primera Boulevard, Suite 432, Lake Mary, Florida 32746.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of filings with the Securities and Exchange Commission and written representations from its directors and executive officers that no other reports were required, the Company believes that all of the Company’s directors and executive officers complied with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2006. The Company is not aware of any beneficial holder of 10% of the Company’s common stock that has not complied with filing requirements.

IMPORTANT

The Board urges you NOT to return any gold consent card solicited from you by Steel Partners. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the gold consent card.

For additional information or assistance, please call our soliciting agent, Georgeson Inc. Banks and brokers may call Georgeson at 212-440-9800, and all others may call Georgeson toll free at 1-866-695-6077. Georgeson’s address is 17 State Street, 10th Floor, New York, NY 10004.

Annex I

CERTAIN INFORMATION REGARDING PARTICIPANTS
IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Company’s Common Stock During the Past Two Years

The following is a list of all acquisitions and dispositions of the Company’s Common Stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent.

Name	Transaction Date	Number of Shares	Acquisition/Disposition

Luke E. Fichthorn III	1/23/06	83,333	Exercised expiring options
Gerald L. DeGood	4/21/05	1,000	Granted options
	4/21/06	1,500	Granted options
Charles T. Foley	4/21/05	1,000	Granted options
	8/19/05	1,000	Exercised expiring options
	4/21/06	1,500	Granted Options
	8/30/06	1,000	Exercised expiring options
James A. Wolf	4/21/05	1,000	Granted options
	4/21/06	1,500	Granted options
William F. Yelverton	4/21/05	1,000	Granted options
	8/19/05	1,000	Exercised expiring options
	4/21/06	1,500	Granted options
	8/30/06	1,000	Exercised expiring options
Kenneth L. Bayne	8/18/05	20,000	Granted restricted shares
Larry C. Maingot	3/25/05	500	Exercised options
	4/21/05	1,000	Granted options

Other Contracts, Arrangements, and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of revocations of consent is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any shares of the Company’s Common Stock; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Company’s Common Stock by Associates of Participants

To the best of the Company’s knowledge none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Securities Exchange Act of 1934) who beneficially own any shares of the Company’s Common Stock.

I-1

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED JANUARY 11, 2007

[FORM OF REVOCATION OF CONSENT CARD — WHITE]

BAIRNCO CORPORATION

THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BAIRNCO CORPORATION IN OPPOSITION TO THE SOLICITATION BY STEEL PARTNERS II, L.P., A DELAWARE LIMITED PARTNERSHIP, AND ITS WHOLLY-OWNED SUBSIDIARY, BZ ACQUISITION CORP., A DELAWARE CORPORATION.

The undersigned, a holder of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), and associated preferred stock purchase rights, of Bairnco Corporation (the “Company”), acting with respect to all of the shares of Common Stock held by the undersigned, hereby revokes any and all consents that the undersigned may have given with respect to each of the following proposals:

The Board of Directors of the Company unanimously recommends that you “REVOKE CONSENT” on each proposal set forth below. Please sign, date and mail this revocation of consent card today.

1.	Proposal made by Steel Partners to remove Luke E. Fichthorn III, Gerald L. DeGood, Charles T. Foley, James A. Wolf, William F. Yelverton and any person (other than those elected by the consent solicitation of Steel Partners II) elected or appointed to the Board of Directors of the Company by such directors to fill any vacancy on the Board of Directors of the Company or any newly-created directorships.

☐ REVOKE CONSENT          ☐ DO NOT REVOKE CONSENT

Instructions to Proposal No. 1: To revoke consent to the removal of the persons named in Proposal No. 1, check the appropriate box. If you wish to revoke the consent to the removal of certain persons named in Proposal No. 1, but not all of them, check the “REVOKE CONSENT” box and write the name of each such person as to whom you do not wish to REVOKE CONSENT in the following space:

2.	Proposal made by Steel Partners to amend Section 2 of Article III of the Amended and Restated Bylaws of the Company (the “Bylaws”), as set forth on Schedule I to the Consent Statement of Steel Partners II, to fix the number of directors serving on the Board of Directors of the Company at five (5).

☐ REVOKE CONSENT          ☐ DO NOT REVOKE CONSENT

3.	Proposal made by Steel Partners to amend Section 2 of Article III of the Bylaws, as set forth on Schedule I to the Consent Statement of Steel Partners II, to provide that any vacancies on the Board of Directors of the Company resulting from the removal of directors by the stockholders may only be filled by the stockholders of the Company.

☐ REVOKE CONSENT          ☐ DO NOT REVOKE CONSENT

4.	Proposal made by Steel Partners to elect Warren G. Lichtenstein, Hugh F. Culverhouse, John J. Quicke, Anthony Bergamo and Howard M. Leitner to serve as directors of the Company (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).

☐ REVOKE CONSENT          ☐ DO NOT REVOKE CONSENT

Instructions to Proposal No. 4: To revoke consent to the election of the persons named in Proposal 4, check the appropriate box. If you wish to revoke the consent to the election of certain of the persons named in Proposal No. 4, but not all of them, check the “REVOKE CONSENT” box and write the name of each such person as to whom you do not wish to REVOKE CONSENT in the following space:

Instructions: If no direction is made with respect to one or more of the foregoing proposals, or if you mark the “REVOKE CONSENT” box with respect to one or more of the foregoing proposals, this revocation card will revoke all previously executed consents with respect to such proposals.

Please sign your name below exactly as it appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated:          , 2007

Signature:

Title:

Signature: (if held jointly)

Title:

PLEASE SIGN, DATE AND RETURN THIS REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.